UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Liberty Latin America Ltd.

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LIBERTY LATIN AMERICA LTD.

Clarendon House,

2 Church Street,

Hamilton HM 11, Bermuda

(441) 295-5950 or (303) 925-6000

April 3, 2018

Dear Shareholder:

You are invited to attend the 2018 Annual General Meeting of Shareholders of Liberty Latin America Ltd. to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on Thursday, May 17, 2018, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000. At the Annual General Meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of Annual General Meeting and proxy statement, as well as on such other business as may properly come before the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2018 Annual General Meeting of Shareholders, please read the enclosed proxy materials and then promptly vote via the internet or telephone or, by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.

Thank you for your continued support and interest in Liberty Latin America Ltd.

Very truly yours,

Michael T. Fries
Executive Chairman
Liberty Latin America Ltd.

The Notice of Internet Availability of Proxy Materials relating to the Annual General Meeting is first being mailed on or about April 5, 2018, and the proxy materials relating to the Annual General Meeting will first be made available on or about the same date.

LIBERTY LATIN AMERICA LTD.

Clarendon House,

2 Church Street,

Hamilton HM 11, Bermuda

(441) 295-5950 or (303) 925-6000

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 17, 2018

NOTICE IS HEREBY GIVEN of the 2018 Annual General Meeting of Shareholders (the AGM) of Liberty Latin America Ltd. (Liberty Latin America) to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on Thursday, May 17, 2018, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000, to consider and vote on the following proposals:

1.	A proposal (which we refer to as the director election proposal) to elect Charles H.R. Bracken, Balan Nair and Eric L. Zinterhofer to serve as Class I members of our board of directors until the 2021 Annual General Meeting of Shareholders or their earlier resignation or removal;

2.	A proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018 and to authorize our board of directors, acting by the audit committee, to determine the independent auditors remuneration;

3.	A proposal (which we refer to as the say-on-pay proposal) to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officers and Directors Compensation;” and

4.	A proposal (which we refer to as the say-on-frequency proposal) to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

You may also be asked to consider and vote on such other business as may properly come before the AGM.

All shareholders of Liberty Latin America are cordially invited to attend the AGM. Holders of record of our Class A common shares, par value $0.01 per share, and Class B common shares, par value $0.01 per share, in each case, issued and outstanding as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 29, 2018, the record date for the AGM, will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of shareholders entitled to vote at the AGM will be available during regular business hours at our offices at 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM. The holders of record of our Class C common shares, par value $0.01 per share, are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM.

We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

Our board of directors has unanimously approved each proposal and recommends that you vote “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal and the say-on-pay proposal. Our board of directors also recommends that you vote in favor of the “3 YEARS” frequency option with respect to the say-on-frequency proposal.

Votes may be cast in person at the AGM or by proxy prior to the AGM by telephone, via the internet or by mail.

YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the AGM.

By Order of the Board of Directors,

John M. Winter
Senior Vice President, Chief Legal Officer and Secretary

Denver, Colorado

April 3, 2018

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE AGM, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

i

LIBERTY LATIN AMERICA LTD.

a Bermuda exempted company

Clarendon House, 2 Church Street,

Hamilton HM 11, Bermuda

(441) 295-5950 or (303) 925-6000

PROXY STATEMENT FOR THE

2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our 2018 Annual General Meeting of Shareholders (the AGM) to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda on May 17, 2018, or at any adjournment or postponement of the AGM. At the AGM, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual General Meeting of Shareholders (the Meeting Notice). We are soliciting proxies from holders of record as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on March 29, 2018, of our Class A common shares, par value $0.01 per share (LILA), and Class B common shares, par value $0.01 per share (LILAB). The holders of our Class C common shares, par value $0.01 per share (LILAK, together with LILA and LILAB, our common shares), are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM. This proxy statement is also being made available to holders of LILAK.

Under Bermuda law, holders of a company’s common shares are referred to as “members,” but for convenience, they are referred to in this proxy statement as “shareholders.” In this proxy statement, the terms “we,” “our,” “our company” and “us” refer, as the context requires, to Liberty Latin America Ltd. (Liberty Latin America) or collectively to Liberty Latin America and its subsidiaries.

On December 29, 2017, the split-off of our company (formerly a wholly-owned subsidiary of Liberty Global plc (Liberty Global)) from Liberty Global was completed (the Split-Off). Following the Split-Off, our assets and liabilities consist of the businesses, assets and liabilities that were formerly attributed to Liberty Global’s “LiLAC Group,” which consisted largely of Liberty Global’s Latin America and Caribbean businesses (the LiLAC Group) including Cable & Wireless Communications Limited (C&W), VTR.com SpA, a 60% ownership interest in Liberty Cablevision of Puerto Rico LLC (Liberty Puerto Rico) and related cash and cash equivalents and indebtedness.

Following the Split-Off, we and Liberty Global operate as separate, publicly traded companies, and neither has any stock or share ownership, beneficial or otherwise, in the other.

Notice and Access of Proxy Materials

We have elected, in accordance with the Securities and Exchange Commission’s (the SEC) “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the e-proxy notice) to our shareholders and to post our proxy statement and our annual report to our shareholders (collectively, the proxy materials) electronically. The e-proxy notice is first being mailed to our shareholders on or about April 5, 2018. The proxy materials will first be made available to our shareholders on or about the same date.

The e-proxy notice instructs you how to access and review the proxy materials and how to submit your proxy via the internet or by telephone. The e-proxy notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.

Voting Matters and Board Recommendations

The board of directors of Liberty Latin America (the Board) has unanimously approved each proposal and recommends that the holders of shares of LILA and LILAB (together, the voting shares):

1.	Vote “FOR” the proposal (which we refer to as the director election proposal) to elect Charles H.R. Bracken, Balan Nair and Eric L. Zinterhofer to serve as Class I members of the Board until the 2021 Annual General Meeting of Shareholders or their earlier resignation or removal;

2.	Vote “FOR” the proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018 and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration;

3.	Vote “FOR” the proposal (which we refer to as the say-on-pay proposal) to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officers and Directors Compensation;” and

4.	Vote in favor of the “3 YEARS” frequency option with respect to the proposal (which we refer to as the say-on-frequency proposal) to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

The AGM may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies to vote on proposals.

QUESTIONS AND ANSWERS ABOUT THE AGM AND VOTING

The questions and answers below highlight only selected information about the AGM and how to vote your shares. You should read carefully the entire proxy statement before voting.

When and where is the AGM?

The AGM will be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on May 17, 2018, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000.

Who may vote at the AGM and what is the record date for the AGM?

Holders of shares of LILA and LILAB, as recorded in our share register as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 29, 2018 (such date and time, the record date for the AGM), will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof (shareholders of record).

What is the purpose of the AGM?

At the AGM, you will be asked to consider and vote on each of the following:

1.	the director election proposal, to elect Charles H.R. Bracken, Balan Nair and Eric L. Zinterhofer to serve as Class I members of the Board until the 2021 Annual General Meeting of Shareholders or their earlier resignation or removal;

2.	the auditors appointment proposal, to appoint KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018 and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration;

3.	the say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officers and Directors Compensation;” and

4.	the say-on-frequency proposal, to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

You may also be asked to consider and vote on such other business as may properly come before the AGM, although we are not aware at this time of any other business that might come before the AGM.

What constitutes a quorum at the AGM?

In order to conduct the business of the AGM, a quorum must be present. A majority of the total voting power of the issued and outstanding shares entitled to vote at the AGM must be present or represented by proxy in order to constitute a quorum. For purposes of determining a quorum, your voting shares will be included as represented at the AGM even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of voting shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those voting shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those voting shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See “—What are ‘broker non-votes’ and how are they treated?” below.

What are the requirements to elect the directors and approve each of the other proposals?

Each director nominee who receives a plurality of the combined voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, will be elected to office.

Approval of each of the auditors appointment proposal and the say-on-pay proposal requires the affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class.

The say-on-frequency proposal provides for shareholders to vote for one of three potential frequencies (every one year, two years or three years) for future say-on-pay votes. Shareholders also have the option to abstain from such vote if they do not wish to express a preference. If (i) the combined total votes for all frequencies is equal to at least the affirmative vote of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, and (ii) any one frequency receives a majority of the affirmative votes cast on the say-on-frequency proposal by the holders of our issued and outstanding common shares that are present, in person or by proxy, and entitled to vote at the AGM, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by the Board for future say-on-pay votes.

In the event that the auditors appointment proposal, say-on-pay proposal or say-on-frequency proposal fail to receive the required affirmative vote of the majority of those present in person or proxy at the AGM solely by reason of broker non-votes or abstentions, the Board will nevertheless take note of the positive indication given by the receipt of an affirmative majority of the votes cast and proceed accordingly.

How does the Board recommend that I vote my shares?

The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal and the say-on-pay proposal. The Board also recommends that you vote in favor of the “3 YEARS” frequency option with respect to the say-on-frequency proposal.

How many votes do shareholders of record have at the AGM?

At the AGM, shareholders of record of LILA will have one vote per share and shareholders of record of LILAB will have 10 votes per share, in each case, that our records show are owned as of the record date. As of the record date, an aggregate of 48,438,433 shares of LILA and 1,938,625 shares of LILAB were issued and outstanding and entitled to vote at the AGM. There were, as of the record date, 11,055 and 29 shareholders of record of LILA and LILAB, respectively (which amounts do not include the number of shareholders whose shares were held of record by banks, brokers or other nominees, but include each such institution as one holder). Shares of LILAK are non-voting, except where otherwise required by applicable law and our Bye-laws.

What is the difference between a shareholder of record and a beneficial owner?

These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare, our transfer agent, you are a shareholder of record and the proxy materials are being sent directly to you by Liberty Latin America. If your common shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the common shares held in street name and the proxy materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your voting shares by following the instructions on the proxy card.

What do shareholders of record need to do to vote on the proposals?

Shareholders of record of our voting shares as of the record date may vote in person at the AGM, by telephone, or through the internet. Alternatively, if they received a paper proxy card, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the internet are printed on the e-proxy notice or proxy card. In order to vote through the internet, holders should have their e-proxy notices or proxy cards available, so they can input the required information from the e-proxy notice or the proxy card, and log onto the internet website address shown on the e-proxy notice or the proxy card. When holders log onto the internet website address, they will receive instructions on how to vote their voting shares. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately. Unless subsequently revoked, our voting shares represented by a proxy submitted as described herein and received at or before the AGM will be voted in accordance with the instructions on the proxy.

YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the AGM. You may change your vote at the AGM.

If you submit a properly executed proxy, by proxy card or by telephone or through the internet, without indicating any voting instructions as to a proposal enumerated in the Meeting Notice, the shares represented by the proxy, or voted by telephone or through the internet, will be voted “FOR” the election of each director nominee, “FOR” each of the auditors appointment proposal and the say-on-pay proposal, and, in the case of the say-on-frequency proposal, will be voted in favor of the “3 YEARS” frequency option.

If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the director election proposal, and it will have the same effect as a vote “AGAINST” each of the auditors appointment proposal, say-on-pay proposal and the say-on-frequency proposal.

If you do not submit a proxy or you do not vote in person at the AGM, your voting shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).

What do beneficial owners need to do to vote on the proposals?

If you hold your voting shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your voting shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market LLC (Nasdaq) prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than the auditors appointment proposal. Accordingly, to ensure your voting shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.

To be valid, the submission of a proxy via telephone or the internet must be received by 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on May 16, 2018, and all voting shares represented by properly executed proxies received prior to or at the AGM and, in each case, not revoked, will be voted in accordance with the instructions so provided.

What are “broker non-votes” and how are they treated?

A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the AGM, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Broker non-votes are counted as voting shares that are present and entitled to vote for purposes of determining a quorum. Broker non-votes will have no effect on the election of each director nominee but will have the same effect as a vote “AGAINST” each of the auditors appointment proposal, say-on-pay proposal and the say-on-frequency proposal, because each of these proposals requires an affirmative vote from a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and a non-vote is not counted as an affirmative vote.

You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of LILA and LILAB or how to change your vote or revoke your proxy.

How do I vote any of my shares that are held in the Liberty Puerto Rico 401(k) Savings Plan or the Liberty Global 401(k) Savings and Stock Ownership Plan?

If you hold LILA shares through your account in the Liberty Puerto Rico 401(k) Savings Plan or the Liberty Global 401(k) Savings and Stock Ownership Plan, the trustees for the applicable plan are required to vote your LILA shares as you specify. To allow sufficient time for the trustees to vote your LILA shares, your voting instructions must be received by 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on May 11, 2018. To vote such shares, please follow the instructions provided by the trustees for the applicable plan.

What if I respond and indicate that I am abstaining from voting?

A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of voting shares represented and entitled to vote at the AGM, will not be treated as votes cast at the AGM. Abstentions will have no effect on the election of each director nominee but will have the same effect as a vote “AGAINST” each of the auditors appointment proposal, the say-on-pay proposal and the say-on-frequency proposal, because each of these proposals requires an affirmative vote from a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and an abstention is not counted as an affirmative vote.

Can I change my vote?

If you submitted a proxy prior to the start of the AGM, you may change your vote by voting in person at the AGM or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Latin America Ltd., c/o Secretary 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. Any signed proxy revocation or new signed proxy must be received before the start of the AGM. In addition, you may change your vote through the internet or by telephone (if you originally voted by the corresponding method) prior to 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on May 16, 2018.

Your attendance at the AGM will not, by itself, revoke a prior vote or proxy from you.

If your voting shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Who may attend, and who may vote at, the AGM?

All shareholders of Liberty Latin America may attend the AGM. Only shareholders of record (holders of record of our voting shares as of the record date, 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 29, 2018) are entitled to vote at the AGM or any adjournment or postponement thereof. Holders of LILAK shares will not be entitled to vote on any of the proposals.

If you are a shareholder of record of our voting shares, you have the right to attend, speak and vote in person at the AGM. Any corporation that is a shareholder of record may by written instrument authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such written instrument at the AGM) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Latin America. If you are a beneficial owner, you may also attend and speak at the AGM. You may not, however, vote your shares held in street name unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the AGM.

Notwithstanding the foregoing, we recommend that you vote by proxy in advance of the AGM even if you plan to attend the AGM (note that you may change your vote at the AGM).

A list of shareholders entitled to vote at the AGM will be available during regular business hours at our offices at 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM.

How is Liberty Latin America soliciting proxies and who will pay the cost of soliciting proxies?

We are soliciting proxies by means of our proxy materials on behalf of the Board. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending the e-proxy notices and, if requested, paper proxy materials to you and getting your voting instructions. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $12,500, plus reasonable out of pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of common shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

May I choose the method in which I receive future proxy materials?

Registered shareholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Shareholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by internet at www.proxyvote.com by following the prompts. Also, shareholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered shareholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at (877) 373-6374 (outside the United States +1 (781) 575-3200). Shareholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.

What is “householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the proxy materials. This means that only one copy each of the proxy materials or e-proxy notice is being sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy materials or e-proxy notice to you if you call, email or mail our Investor Relations Department, +1 (303) 925-6000 or ir@lla.com or Liberty Latin America Ltd., Attention: Investor Relations Department, 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above telephone number, email address or mailing address.

When will Liberty Latin America announce the voting results?

We will announce the preliminary voting results at the AGM. We will report the final results in a Current Report on Form 8-K that we will file with the SEC.

What do I do if I have additional questions?

If you have any further questions about voting or attending the AGM, please call Liberty Latin America Investor Relations at +1 (303) 925-6000 or contact Innisfree M&A Incorporated, who is acting as proxy solicitation agent for the AGM, at +1 (888) 750-5834. Banks and brokers may call collect at +1 (212) 750-5833.

CORPORATE GOVERNANCE

Code of Conduct and Code of Ethics

We have adopted a code of conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our senior executive officers and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Both codes are available on our website at www.lla.com.

Director Independence

It is our policy that a majority of the members of the Board be independent of our management. For a director to be deemed independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his or her capacity as a board member. To assist the Board in determining which of our directors qualify as independent for purposes of Nasdaq rules, as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of the Board follows Nasdaq’s corporate governance rules on the criteria for director independence.

The Board has determined that each of Miranda Curtis, Alfonso de Angoitia Noriega, Paul A. Gould, Brendan Paddick and Eric L. Zinterhofer qualifies as an independent director of our company.

Board Composition

As described below under “Proposal 1—The Director Election Proposal,” the Board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, technology, venture capital, private equity, real estate finance, auditing, financial engineering and Latin American and Caribbean businesses. For more information on our policies with respect to board candidates, see “Board and Committees of the Board—Committees of the Board—Nominating and Corporate Governance Committee.”

Board Leadership Structure

The Board has separated the positions of Executive Chairman and Chief Executive Officer (principal executive officer). Michael T. Fries holds the position of Executive Chairman, leads the Board and board meetings and provides strategic guidance to our Chief Executive Officer. Balan Nair, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists the Board in fulfilling its duties.

Board Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks, risks relating to potential conflicts of interest and cybersecurity and information security risk. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the Board. These committees then provide reports periodically to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks, including cybersecurity and information security risk. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

BOARD AND COMMITTEES OF THE BOARD

Committees of the Board

Membership

	Audit	Compensation	Nominating & Corporate Governance	Executive
Charles H.R. Bracken
Miranda Curtis	●	Chair	●
Alfonso de Angoitia Noriega	●
Michael T. Fries				●
Paul A. Gould	Chair	●	●
John C. Malone				●
Balan Nair				●
Brendan Paddick	●
Eric L. Zinterhofer		●

Because the Split-Off was completed on December 29, 2017, there were no meetings of the Board, or any committees of the Board, in 2017 following the Split-Off.

Executive Committee

The Board has established an executive committee, whose members are Michael T. Fries, John C. Malone and Balan Nair. Subject to the limitations of Bermuda law, the executive committee may exercise all the powers and authority of the Board in the management of our business and affairs, including, but not limited to, the power and authority to issue any class of our shares.

Compensation Committee

The Board has established a compensation committee, whose chairman is Miranda Curtis and whose other members are Paul A. Gould and Eric L. Zinterhofer. See “Corporate Governance—Director Independence” above.

The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers. The compensation committee may also make recommendations to the Board with respect to our incentive compensation plans and equity based plans, and will administer such plans, with authority to make and modify grants under, and to approve or disapprove participation in, such plans. For a description of our current processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see “Executive Officers and Directors Compensation—Compensation Discussion and Analysis.”

The Board has adopted a written charter for the compensation committee, which is available on our website at www.lla.com.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

Nominating and Corporate Governance Committee

The Board has established a nominating and corporate governance committee, whose members are Miranda Curtis and Paul A. Gould. See “Corporate Governance—Director Independence” above.

The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by the Board from time to time, identifies director nominees for upcoming annual general meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of the Board and management.

The nominating and corporate governance committee will consider candidates for director recommended by any shareholder, provided that such recommendations are properly submitted. Eligible shareholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Latin America Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Shareholder recommendations must be made in accordance with our Bye-Laws, as discussed under “Shareholder Proposals” in this proxy statement, and contain the following information:

•	the name and address of the proposing shareholder and the beneficial owner, if any, on whose behalf the nomination is being made, as they appear on our share register, and documentation indicating the class or series and number of our common shares owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing shareholder is recommending a candidate for nomination as a director;

•	the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding between the proposing shareholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing shareholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing shareholder(s) or beneficial owner (each a Proposing Person);

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director;

•	a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•	a representation by each Proposing Person who is a holder of record of our common shares as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual general meeting of shareholders and intends to appear in person or by proxy at the annual general meeting of shareholders at which the person named in such notice is to stand for election;

•	a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

•	a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Shareholder Associated Person) (including the details of such assistance, funding or consideration); and

•	a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the Proposing Person or any Shareholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Shareholder Associated Person.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing shareholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and judgment and should be committed to the long-term interests of our shareholders and our company. When evaluating a potential director nominee, including one recommended by a shareholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	his or her unique background, including education, professional experience and relevant skill sets;

•	understanding of our business and the markets in which we operate;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of our existing Board, including whether the potential director nominee would positively impact the composition of the Board by bringing a new perspective or viewpoint to the Board.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, the Board and the nominating and corporate governance committee believe that it is important that our Board members represent diverse viewpoints.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, shareholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.

Prior to nominating an incumbent director for re-election at an annual general meeting of shareholders, the nominating and corporate governance committee will consider, the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is a member.

The members of our nominating and corporate governance committee have determined that Messrs. Bracken, Nair and Zinterhofer, who are nominated for election at the AGM, continue to be qualified to serve as directors of our company and such nominations were approved by the entire Board.

The Board has adopted a written charter for the nominating and corporate governance committee. The charter is available on our website at www.lla.com.

Audit Committee

The Board has established an audit committee, whose chairman is Paul A. Gould and whose other members are Miranda Curtis, Alfonso de Angoitia Noriega, and Brendan Paddick. See “Corporate Governance—Director Independence” above.

The Board has determined that each member of the audit committee qualifies as an “audit committee financial expert” under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include, among other things:

•	overseeing our management’s processes and activities relating to (i) maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of our internal audit function and independent auditor and (iv) compliance with applicable laws and stock exchange rules;

•	the recommendation to our shareholders of the appointment, retention, termination and compensation of the independent auditor;

•	oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;

•	reviewing and preapproving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to a de minimus exception for non-audit services; and

•	preparing a report for our annual proxy statement.

The Board has adopted a written charter for the audit committee, which is available on our website at www.lla.com.

Audit Committee Report

The audit committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent registered public accounting firm also expresses its opinion as to the effectiveness of our internal control over financial reporting, and KPMG LLP will issue its first opinion related to the effectiveness of our internal control over financial reporting for the year ending December 31, 2018.

Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, including that firm’s judgment about the quality of our accounting principles, as applied in its financial reporting.

KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm’s independence from the company and its subsidiaries.

Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 (the 2017 Form 10-K), which was filed on February 14, 2018 with the SEC.

Submitted by the Members of the Audit Committee
Paul A. Gould (chairman)
Miranda Curtis
Brendan Paddick
Alfonso de Angoitia Noriega

Other

The Board, by resolution, may from time to time establish other committees of the Board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the Board, subject to applicable law.

Board Meetings

Because the Split-Off was completed on December 29, 2017, there were no meetings of the Board, or any committees of the Board, in 2017 following the Split-Off.

Director Attendance at Annual General Meetings

The Board encourages all members of the Board to attend the AGM, which is our first annual general meeting, and to attend future annual general meetings of our shareholders.

Shareholder Communication with Directors

Our shareholders may send communications to the Board or to individual directors by mail addressed to the Board or to an individual director c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. All such communications from our shareholders will be forwarded to our directors on a timely basis.

Executive Sessions

Under the Nasdaq’s corporate governance rules, the independent directors are required to meet in regularly scheduled executive sessions, without management participation. Because the Split-Off was completed on December 29, 2017, there were no executive sessions of the Board in 2017 following the Split-Off.

Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Latin America Ltd., c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. The current independent directors of our company are Miranda Curtis, Alfonso de Angoitia Noriega, Paul A. Gould, Brendan Paddick and Eric L. Zinterhofer.

Involvement in Certain Proceedings

During the past 10 years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

.

EXECUTIVE OFFICERS

The following lists the executive officers of our company (other than Michael T. Fries and Balan Nair, Executive Chairman and our President and Chief Executive Officer, respectively, who also serve as directors of our company and who are listed under “Proposal 1—The Director Election Proposal”), their ages and a description of their business experience, including positions held with our company.

Name	Positions
Christopher Noyes Age: 47

Mr. Noyes has served as the Chief Financial Officer and a Senior Vice President of our company since the Split-Off. In this capacity, he is responsible for Liberty Latin America’s finance and treasury operations, including commercial finance, tax and financial planning, accounting and external reporting matters, investor relations and strategic oversight for the financial performance of the company and its operations. Mr. Noyes became the Chief Financial Officer for Liberty Global’s Latin America operations in September 2014, which became the LiLAC Group of Liberty Global in July 2015. Prior to this, Mr. Noyes held multiple senior management positions with Liberty Global, including Managing Director, Investor Relations and Business Analysis. Mr. Noyes joined Liberty Global in June 2005 as Vice President, Investor Relations. Prior to joining Liberty Global, Mr. Noyes was an investment banker at Credit Suisse First Boston and Donaldson, Lufkin & Jenrette for over five years collectively.

Betzalel Kenigsztein Age: 57

Mr. Kenigsztein has served as the Chief Operating Officer and a Senior Vice President of our company since the Split-Off. In this capacity, he has overall responsibility for the commercial and operational performance of Liberty Latin America, including implementing innovative products throughout the company’s operations. Prior to the Split-Off, Mr. Kenigsztein was the President and Chief Operating Officer of the LiLAC Group of Liberty Global, a position he assumed in July 2015. Mr. Kenigsztein joined Liberty Global in 2004 as the Chief Technology Officer for Liberty Global’s operations in the Netherlands. In 2009, he became the Managing Director of UPC Hungary and in 2013 Liberty Global appointed him as the Managing Director for its Central and Eastern Europe operations. Prior to joining Liberty Global, Mr. Kenigsztein held a range of senior management positions with Tevel Israel International Communications Ltd., an Israeli cable television operator.

Name	Positions

John M. Winter Age: 45	Mr. Winter has served as the Chief Legal Officer, Secretary and a Senior Vice President of the company since the Split-Off. In this capacity, he is responsible for oversight of all legal matters affecting Liberty Latin America and risk management within the company, including legal support for corporate governance, financial reporting, litigation, mergers & acquisitions and commercial contracts, regulatory and general compliance. Prior to the Split-Off, Mr. Winter was a Managing Director, Legal for Liberty Global where he was responsible for various legal matters, including legal support for financial reporting, mergers and acquisitions, compliance and governance. Mr. Winter joined Liberty Global as a Vice President, Legal in July 2013. Prior to joining Liberty Global, Mr. Winter was with the law firm Baker Botts L.L.P. for more than five years, and most recently as a partner in the corporate department, specializing in public and private acquisitions, financings and financial reporting.

Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning our common shares beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of LILA and LILAB, which are our company’s voting securities. Beneficial ownership of our LILAK shares is set forth below only to the extent known by us or ascertainable from public filings. All of the information reported in the table below is based on publicly available filings.

The security ownership information is given as of March 19, 2018, and, in the case of percentage ownership information, is based upon (1) 48,438,433 shares of LILA, (2) 1,938,625 shares of LILAB and (3) 120,859,778 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.

Our common shares that are issuable on or within 60 days after March 19, 2018, upon exercise of options or share appreciation rights (SARs), conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of LILAB, though convertible on a one-for-one basis into shares of LILA, is reported as beneficial ownership of shares of LILAB, and not as beneficial ownership of shares of LILA, but the voting power of shares of LILA and LILAB has been aggregated.

So far as is known to us, the persons or entities indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John C. Malone	LILA	1,935,220	(1)	4.0	25.5
c/o Liberty Latin America Ltd.	LILAB	1,535,757	(1)	79.2
Clarendon House, 2 Church Street	LILAK	6,775,636	(1)	5.6
Hamilton HM 11, Bermuda

Michael T. Fries	LILA	495,276	(2)	1.0	3.3
c/o Liberty Latin America Ltd.	LILAB	175,867	(2)	9.1
Clarendon House, 2 Church Street	LILAK	992,937	(2)	*
Hamilton HM 11, Bermuda

Berkshire Hathaway Inc.	LILA	2,714,854	(3)	5.6	4.0
3555 Farnam Street
Omaha, NE 68131

Dodge & Cox	LILA	5,572,489	(4)	11.5	8.2
555 California Street
40th Floor
San Francisco, CA 94104

Genesis Asset Managers, LLP	LILA	7,193,851	(5)	14.9	10.6
Heritage Hall
Le Marchant Street
St. Peter Port
Guernsey GY1 4WY
Channel Islands

*	Less than one percent
(1)	Information with respect to our common shares beneficially owned by Mr. Malone, a director on the Board, is also set forth in “—Security Ownership of Management.”
(2)	Information with respect to our common shares beneficially owned by Mr. Fries, our Executive Chairman, is also set forth in “—Security Ownership of Management.”
(3)	Based on the Schedule 13G for the year ended December 31, 2016, filed with the SEC on February 14, 2017 with respect to Liberty Global, by Mr. Warren Buffett on behalf of himself and Berkshire Hathaway Inc. (Berkshire), as well as on behalf of the following for the respective number of Class A LiLAC ordinary shares of Liberty Global indicated: National Indemnity Company (1,625,185), GEICO Corporation (1,625,185), Government Employees Insurance Corporation (1,517,798), GEICO Indemnity Company (107,387), The Buffalo New Drivers/Distributors Pension Plan (4,718), BNSF Master Retirement Plan (368,829), Lubrizol Master Trust Pension (59,421), The Buffalo News Mechanical Pension Plan (5,243), Flight Safety International Inc. Retirement Income Plan (57,421), Fruit of the Loom Pension Trust (14,261), GEICO Corporation Pension Plan Trust (130,210), Johns Manville Corporation Master Pension Trust (79,884), General Re Corporation Employment Retirement Trust (124,768), Dexter Pension Plan (35,320), Scott Fetzer Collective Investment Trust (54,907), ACME Brick Company Pension Trust (54,133), The Buffalo News Editorial Pension Plan (46,313), The Buffalo News Office Pension Plan (27,788) and Justin Brands Inc. Pension Plan (26,453). Mr. Buffett may be deemed to control Berkshire, and Berkshire and GEICO Corporation are each a parent holding company. National Insurance Company, Government Employees Insurance Company and GEICO Indemnity Company are each an insurance company and the remaining reporting persons are each an employee benefit plan. Mr. Buffett, Berkshire and the other reporting persons share voting and investment power over the shares listed in the table.
(4)	Based on the Schedule 13G filed with the SEC on February 12, 2018, by Dodge & Cox. Dodge & Cox is an investment advisor to various investment companies and managed accounts. Dodge & Cox has an interest in 5,572,489 LILA shares according to the 13G.
(5)	Based on the Schedule 13G/A (Amendment No. 2) for the year ended December 31, 2017, filed with the SEC on January 25, 2018, by Genesis Asset Managers, LLP (GAM) on behalf of itself and its subsidiary Genesis Investment Management, LLP. GAM is an investment advisor to institutional investors and in-house pooled funds for institutional advisors. The 13G/A reflects that GAM has sole voting power over 6,205,823 LILA shares and sole dispositive power over all of the LILA shares.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership by each of our directors and named executive officers as described below, and by all of our directors and executive officers as a group, of our common shares.

The security ownership information is given as of March 19, 2018 and, in the case of percentage ownership information, of March 19, 2018 and, in the case of percentage ownership information, is based upon (1) 48,438,433 shares of LILA, (2) 1,938,625 shares of LILAB and (3) 120,859,778 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.

Our common shares that are issuable on or within 60 days after March 19, 2018, upon exercise of options or SARs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of LILAB, though convertible on a one-for-one basis into LILA, is reported as beneficial ownership of LILAB, and not as beneficial ownership of LILA, but the voting power of LILA and LILAB has been aggregated.

So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them includes shares held by the Liberty Global 401(k) Savings and Stock Ownership Plan as of December 31, 2017, for their respective accounts.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Michael T. Fries	LILA	495,276	(1)(2)(3)(4)	1.0	3.3
Executive Chairman	LILAB	175,867	(4)(5)	9.1
	LILAK	992,937	(1)(2)(3)(4)	*
Alfonso de Angoitia Noriega	LILA	—		—	—
Director	LILAB	—		—
	LILAK	—		—
Charles H.R. Bracken	LILA	71,166	(2)	*	*
Director	LILAB	—		—
	LILAK	202,944	(2)	*
Miranda Curtis	LILA	3,908	(2)	*	*
Director	LILAB	—		—
	LILAK	10,039	(2)	*
Paul A. Gould	LILA	94,130	(2)	*	*
Director	LILAB	8,987		*
	LILAK	186,334	(2)	*
John C. Malone	LILA	1,935,220	(2)(6)(7)(8)	4.0	25.5
Director	LILAB	1,535,757	(5)(9)	79.2
	LILAK	6,775,636	(2)(6)(7)(8)(9)	5.6
Balan Nair	LILA	109,618	(2)(10)	*	*
President, Chief Executive Officer & Director	LILAB LILAK	— 265,986	(2)(3)	— *

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)

Brendan Paddick	LILA	400,000		*	*
Director	LILAB	—		—
	LILAK	940,000		*
Eric L. Zinterhofer	LILA	—		—	—
Director	LILAB	—		—
	LILAK	—		—
Betzalel Kenigsztein	LILA	22,126	(2)	*	*
Senior Vice President & Chief Operating Officer	LILAB	—		—
	LILAK	48,751	(2)(3)	*

Christopher Noyes	LILA	24,095	(2)	*	*
Senior Vice President & Chief Financial Officer	LILAB	—		—
	LILAK	56,037	(2)(3)	*

John M. Winter	LILA	6,550	(2)	*	*
Senior Vice President, Chief Legal Officer & Secretary	LILAB	—		—
	LILAK	16,921	(2)(3)	*

All directors and executive officers as a group (12 persons)	LILA	3,162,089	(11)(12)	6.5	29.8
	LILAB	1,720,611	(11)(12)	88.8
	LILAK	9,495,585	(11)(12)	7.8

*	Less than one percent
(1)	Includes 8,074 LILA shares and 49,522 LILAK shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries disclaims beneficial ownership with respect to these shares.
(2)	Includes shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within, 60 days of March 19, 2018, as follows:

Owner	LILA	LILAK
Michael T. Fries	275,184	741,557
Charles H.R. Bracken	71,166	202,944
Miranda Curtis	3,690	9,367
Paul A. Gould	5,266	14,076
John C. Malone	14,184	29,707
Balan Nair	76,423	202,944
Betzalel Kenigsztein	19,131	41,883
Christopher Noyes	20,987	48,524
John M. Winter	5,716	14,584

Each SAR represents the right to receive shares equal to the difference between the market value of such shares on the date of exercise and the base price, less applicable withholding taxes.

(3)	Includes shares held in the Liberty Global 401(k) Savings and Stock Ownership Plan, as follows:

Owner	LILA	LILAK
Michael T. Fries	345	2,282
Balan Nair	—	1,139
Betzalel Kenigsztein	—	89
Christopher Noyes	—	753
John M. Winter	—	176

(4)	Includes 64,513 shares of LILA, 1,100 shares of LILAB and 100,481 shares of LILAK pledged to Morgan Stanley Inc. (Morgan Stanley) in connection with a margin loan facility extended by Morgan Stanley.
(5)	Based on, in part, the Schedule 13D of Mr. Malone filed with the SEC on January 8, 2018 (the Schedule 13D). As disclosed in the Schedule 13D, Mr. Fries, Mr. Malone and the Malone Trust (as defined below) entered into a letter agreement dated as of December 29, 2017 (the Letter Agreement) pursuant to which, under certain circumstances, Mr. Fries would have certain rights with respect to LILAB shares owned by a trust with respect to which Mr. Malone is a co- trustee and, with his wife, retains a unitrust interest (the Malone Trust). Pursuant to the terms of the Letter Agreement, for so long as Mr. Fries is employed as a principal executive officer of Liberty Latin America, (a) in the event the Malone Trust or any Permitted Transferee (as defined in the Letter Agreement) is not voting the LILAB shares owned by the Malone Trust, Mr. Fries will have the right to vote such LILAB shares and (b) in the event the Malone Trust or any Permitted Transferee determines to sell such LILAB shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any Permitted Transferee subsequently intends to enter into a sale transaction with a third-party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third-party.
(6)	Includes (i) 895,071 shares of LILA and 3,227,815 shares of LILAK pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with margin loan facilities extended by Merrill Lynch and (ii) 166,410 shares of LILA and 211,503 shares of LILAK pledged to Fidelity Brokerage Services LLC (Fidelity) in connection with margin loan facilities extended by Fidelity.
(7)	Includes 29,641 LILA shares and 151,785 LILAK shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.
(8)	Includes 859,555 LILA shares and 2,042,742 LILAK shares held by Columbus Holding LLC, in which Mr. Malone has a controlling interest.
(9)	Includes 19,249 LILAB shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held in the trusts. Also, includes 1,516,508 LILAB shares and 1,263,869 LILAK shares held by the Malone Trust.
(10)	Includes 15,000 shares of LILA pledged to UBS Financial Services Inc. (UBS Financial).
(11)	Includes 37,715 LILA shares, 19,249 LILAB shares and 201,307 LILAK shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements, as to which beneficial ownership has been disclaimed.
(12)	Includes 491,747 LILA shares and 1,305,586 LILAK shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within 60 days of, March 19, 2018; 345 LILA shares and 4,439 LILAK shares held by the Liberty Global 401(k) Savings and Stock Ownership Plan; and 1,140,994 LILA shares, 1,100 LILAB shares and 3,539,799 LILAK shares pledged in support of various lines of credit or margin accounts.

Change in Control

We know of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year and written representations made to us by our executive officers and directors, we believe that, with respect to the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met.

PROPOSAL 1—THE DIRECTOR ELECTION PROPOSAL

The Board

The Board currently consists of nine directors, divided among three classes. Our Class I directors, whose terms will expire at the AGM, are Charles H.R. Bracken, Balan Nair and Eric L. Zinterhofer. These directors are nominated for election to the Board to continue to serve as Class I directors, and we have been informed that each of them is willing to serve as a director of our company. The term of the Class I directors who are elected at the AGM will expire at the Annual General Meeting of our shareholders in the year 2021. Our Class II directors, whose term will expire at the Annual General Meeting of our shareholders in the year 2019, are Miranda Curtis, John C. Malone and Brendan Paddick. Our Class III directors, whose term will expire at the Annual General Meeting of our shareholders in the year 2020, are Michael T. Fries, Paul A. Gould and Alfonso de Angoitia Noriega.

If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the AGM, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the Board.

The following lists the three nominees for election as a director at the AGM and the six directors of our company whose term of office will continue after the AGM, and includes, as to each person, how long such person has been a director of our company, such person’s professional background, other public company directorships, other positions and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of the Board. The number of our common shares beneficially owned by each director is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Vote and Recommendation

A plurality of the combined voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, is required to elect Messrs. Bracken, Nair and Zinterhofer as Class I members of the Board.

The Board unanimously recommends a vote “FOR” the election of each nominee to the Board.

Nominees for Election of Directors

Name	Experience
Charles H.R. Bracken Age: 51

A director of our company.

Professional Background: Mr. Bracken has served as a director of our company since the Split-Off. He has approximately 25 years in fiscal management. He has been Executive Vice President of Liberty Global since January 2012 and its Chief Financial Officer since January 2017 where he is responsible for Liberty Global’s group finance and treasury operations, as well as capital allocation and finance operations for Liberty Global’s various operations, and oversees Liberty Global’s business plan. Mr. Bracken joined Liberty Global in March 1999 and became the Chief Financial Officer for its Europe operations in November 1999 where he served until his appointment as Co-Chief Financial Officer of Liberty Global and its predecessor in February 2004. Prior to joining Liberty Global, Mr. Bracken worked for Goldman Sachs, JP Morgan and the European Bank for Reconstruction and Development.

Other Public Company Directorship: Telenet Group Holding NV (since July 2005).

Name	Experience

Board Membership Qualifications: Mr. Bracken’s significant executive experience in finance and treasury operations, capital strategies and complex business plans for a global company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Balan Nair Age: 51

President, Chief Executive Officer and a director of our Company.

Professional Background: Mr. Nair has served as our President and Chief Executive Officer and a director of our company since the Split-Off. He is an experienced business executive with over 15 years in the telecommunications industry. Mr. Nair joined Liberty Global in 2007 as its Senior Vice President and Chief Technology Officer and served as its Executive Vice President and Chief Technology and Innovation Officer, positions he held from January 2012 and April 2016, respectively, until the Split-Off. During his tenure with Liberty Global, Mr. Nair was instrumental in developing Liberty Global’s state-of the-art networks and delivering successful technology integrations for Liberty Global’s multiple acquisitions. Upon completion of the Split-off, Mr. Nair became Liberty Latin America’s President and Chief Executive Officer, resigning his positions with Liberty Global. Prior to joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company, from 2006. Prior to his role at AOL LLC, Mr. Nair spent more than five years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. He holds a patent in systems development.

Other Public Company Directorships: Charter Communications Inc. (since May 2013); Adtran, Inc. (since May 2007); and Telenet Group Holding NV (April 2011 to February 2016).

Other Position: Society of Cable Telecommunications Engineers Energy 2020 (Co-Chair).

Board Membership Qualifications: Mr. Nair’s significant executive experience in building, integrating and managing operational and technology systems businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems, as well as his position with Liberty Latin America provides an insider’s perspective to the Board’s consideration of technological developments, opportunities and strategies of our company and strengthens the Board’s collective qualifications, skills and attributes.

Eric L. Zinterhofer Age: 46

A director of our company.

Professional Background: Mr. Zinterhofer has served as a director of our company since the Split-Off. He has been an active cable investor over the last 15 years and is also an active investor in the fiber, wireless and satellite sectors. Mr. Zinterhofer is a founding partner of Searchlight Capital Partners, L.P. (Searchlight), a private equity firm, and is jointly responsible for overseeing its activities with the two other founding partners. In his capacity at Searchlight, he advises on a wide range of transactions, including leveraged buyouts, growth equity, recapitalizations and investments for companies. Prior to co-founding Searchlight, he served in various management positions, including most recently

Name	Experience

as a senior partner, at Apollo Management, L.P from 1998 until May 2010. He was also co-head of the media and telecommunications investment platform at Apollo Management, L.P.

Other Public Company Directorships: Charter Communications, Inc. (since November 2009, Lead Independent Director since May 2016 & Chair December 2009 to May 2016); General Communication, Inc. (Director since March 2015); Hemisphere Media Group, Inc. (Director since October 2016); and Dish TV India, Ltd. (Director October 2007 to March 2017).

Other Positions: Roots Corporation (Director since December 2015); and Leo Cable LLC (the management company for Liberty Puerto Rico).

Board Membership Qualifications: Mr. Zinterhofer’s extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the Board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2019

Name	Experience
Miranda Curtis Age: 62

A director of our company.

Professional Background: Ms. Curtis has served as a director of our company since the Split-Off. She has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the cable industry. Her most recent positions were as an executive officer of Liberty Global’s predecessor, Liberty Global Inc., and its predecessor where she oversaw cable and programming investments in Europe and Asia. In particular, she was responsible for the negotiation, oversight and management of a joint venture with Sumitomo Corporation that led to the formation of Jupiter Telecommunications Co. Ltd (J:COM), the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. In early 2010, Ms. Curtis retired from her officer position with Liberty Global following Liberty Global’s sale of substantially all of its Japanese interests.

Other Public Company Directorships: Liberty Global plc & predecessor (since June 2010); and Marks & Spencer plc (since February 2012).

Other Positions: Foreign and Commonwealth Office (U.K.) (Lead Independent Director since 2017).

Board Membership Qualifications: Ms. Curtis’ significant business and executive background in the media and telecommunication industries and her particular knowledge of, and experience with all aspects of international cable television operations and content distribution contributes to the Board’s consideration of operational developments and strategies and strengthens the Board’s collective qualifications, skills and attributes.

Name	Experience
John C. Malone Age: 77

A director of our company.

Professional Background: Mr. Malone has served as a director of our company since the Split-Off. He is an experienced business executive, having served as the chief executive officer of Tele-Communications Inc. (TCI) for over 25 years until its acquisition by AT&T Corporation in 1999. During that period, he successfully led TCI as it grew through acquisitions and construction into the largest multiple cable system operator in the U.S., invested in and nurtured the development of unique cable television programming, including the Discovery Channel, QVC, and Starz/Encore, expanded through joint ventures into international cable operations in the U.K. (Telewest Communications plc), Japan (J:COM) and other countries, and invested in new technologies, including high speed internet, alternative telephony providers, wireless personal communications services and direct-to-home satellite.

Other Public Company Directorships: Liberty Global plc & predecessor (Chair since June 2005); Liberty Media Corporation & predecessor (Chair since August 2011 and director since December 2010); Liberty Interactive Corporation & predecessor (Chair from 1994 to March 2018 and director since 1994); Discovery, Inc. (formerly Discovery Communications, Inc.) (since September 2008); Liberty Broadband Corporation (Chair since November 2014); Charter Communications, Inc. (since May 2013); Expedia, Inc. (December 2012 to December 2017 & August 2005 to November 2012); Lions Gate Entertainment Corp. (since March 2015); Liberty Expedia Holdings, Inc. (Chair since November 2016); GCI Liberty, Inc. (Chair since March 2018); Liberty TripAdvisor Holdings, Inc. (August 2014 to June 2015); and Sirius XM Radio Inc. (April 2009 to May 2013).

Other Positions: CableLabs® (Chairman Emeritus); and The Cable Center (honorary board member).

Board Membership Qualifications: Mr. Malone’s proven business acumen as a long time chief executive of large, complex organizations and his extensive knowledge and experience in the cable television, telecommunications, media and programming industries will be a valuable resource to our board in evaluating the challenges and opportunities of our business in Latin America and the Caribbean and our strategic planning and strengthen our board’s collective qualifications, skills and attributes.

Brendan Paddick Age: 54

A director of our company.

Professional Background: Mr. Paddick has served as a director of our company since the Split-Off. He is the founder of Columbus International Inc. (Columbus) and served as its Chief Executive Officer from 2004 until its merger with Cable & Wireless Communications plc in March 2015. The combined company was later sold to Liberty Global in May 2016. At the time, Columbus provided digital video, broadband internet, IP voice, wholesale capacity and IP services, as well as cloud-based corporate data solutions and data center hosting throughout 42 countries in the greater Caribbean, Central American and Andean region. Prior to Columbus, Mr. Paddick served from April 1992 to August 2004 as President and Chief Executive officer of Persona Communications Inc., which provided video, internet, data and telephony services to residential and commercial customers in seven Canadian provinces.

Name	Experience

Other Public Company Directorship: Clearwater Seafoods Incorporated (since October 2011); and Cable & Wireless Communications Plc (March 2015 to May 2016).

Other Positions: Bahamas Telecommunications Company; CS ManPar Inc.; Nalcor Energy (Chair since November 2016); UXP Systems Inc.; and Honorary Consul for Canada to The Bahamas.

Board Membership Qualifications: Mr. Paddick has extensive experience in the cable telecommunications industry and his capital market experience contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, and strengthens the Board’s collective qualifications, skills and attributes. Mr. Paddick also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

Directors Whose Term Expires in 2020

Name	Experience
Michael T. Fries Age: 55

Executive Chairman of our company.

Professional Background: Mr. Fries has served as Executive Chairman of our company since the Split-Off. He has over 30 years of experience in the cable and media industry. He is the Chief Executive Officer and President of Liberty Global, a position he has held for over twelve years, and is the Vice Chairman of the Liberty Global board. He was a founding member of the management team that launched Liberty Global’s international expansion over 27 years ago, and he has served in various strategic and operating capacities since that time. As an executive officer of Liberty Global and its predecessor, Mr. Fries has overseen its growth into one of the world’s largest and most innovative cable companies with broadband, entertainment, voice and mobile services in 12 European countries. With more than 25,000 employees and $15 billion of revenue, Liberty Global is recognized as a global leader in entertainment, media and broadband.

Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Lions Gate Entertainment Corp. (since November 2015) and Grupo Televisa S.A.B. (since April 2015).

Other Positions: Cablelabs®; The Cable Center; and Telecom Governor of World Economic Forum.

Board Membership Qualifications: Mr. Fries’ significant executive experience building and managing international distribution and programming businesses, in-depth knowledge of all aspects of operating a global business and his responsibility for setting the strategic, financial and operational direction for an international company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Name	Experience
Paul A. Gould Age: 72

A director of our company.

Professional Background: Mr. Gould has served as a director of our company since the Split-Off. He has over 40 years of experience in the investment banking industry. He is a managing director of Allen & Company, LLC (Allen & Company), a position that he has held for more than the last five years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.

Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Ampco-Pittsburgh Corp. (since 2002); and Discovery, Inc. (formerly Discovery Communications Inc.) (since September 2008).

Other Positions: O3B Networks Ltd. (Director October 2007 to August 2016); Cornell University (Trustee); and Weill Cornell Medical College (Overseer).

Board Membership Qualifications: Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contributes to the Board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public company board practices and strengthens the Board’s collective qualifications, skills and attributes.

Alfonso de Angoitia Noriega Age: 56

A director of our company.

Professional Background: Mr. de Angoitia has served as a director of our company since the Split-Off. He is an experienced business executive with over 15 years in the telecommunications industry. He has been an Executive Vice President of Grupo Televisa, S.A.B (Televisa) since May 2000 and also serves as a member of its Executive Office of the Chairman. In January 2018, he became a co-Chief Executive Officer of Televisa. From 1999 to 2003, Mr. de Angoitia served as the Chief Financial Officer of Televisa. Televisa is a leading media company in the Spanish-speaking world and a cable operator, as well as a direct-to-home satellite pay television operator in Mexico. Televisa distributes the content it produces through several broadcast channels in Mexico and in over 50 countries through 26 pay-tv brands, and television networks, cable operators and over-the-top or “OTT” services. In the United States, Televisa’s audiovisual content is distributed through Univision Communications Inc. Prior to joining Televisa, Mr. de Angoitia was a founding partner of the law firm Mijares, Angoitia, Cortés y Fuentes, S.C.

Other Public Company Directorship: Grupo Televisa S.A.B. (since April 2015); Empresas Cablevision, S.A.B. de C.V. (since August 1999); and Fomento Económico Mexicano, S.A.B de C.V (since 2015).

Other Positions: Univision Communications Inc. (since December 2010); and Grupo Financiero Banorte, S.A.B. de C.V. (since April 2015).

Name	Experience

Board Membership Qualifications: Mr. de Angoitia’s significant executive experience building and managing distribution and programming businesses in the Spanish-speaking world, plus his in-depth knowledge of all aspects of operating a telecommunications company and his responsibility for setting the strategic, financial and operational direction for such company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes. Mr. de Angoitia also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

PROPOSAL 2—THE AUDITORS APPOINTMENT PROPOSAL

KPMG LLP has served as our independent registered public accounting firm since the Split-Off.

We are asking our shareholders to appoint KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018 and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.

A representative of KPMG LLP is expected to be present at the AGM, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Vote and Recommendation

The affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, is required to approve the auditors appointment proposal.

The Board unanimously recommends a vote “FOR” the auditors appointment proposal.

Audit Fees and All Other Fees

The following table presents fees incurred after the Split-Off for professional audit services rendered by KPMG LLP and its international affiliates during the indicated periods for the audit of our consolidated financial statements for 2017 (the only calendar year in which we paid fees to KPMG LLP) and fees billed for other services rendered by KPMG LLP and its international affiliates.

Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the year.

2017 in thousands
Audit fees	$7,570
Audit-related fees (1)	17

Audit and audit related fees	7,587
Tax fees (2)	43
All other services (3)	41

Total fees	$7,671

(1)	Audit-related fees related to agreed upon procedures between Cable & Wireless Communications Limited and Royal Exchange Trust Limited on behalf of Capital Trust Company Limited in which KPMG must identify the principal subsidiaries of the Cable and Wireless Group.
(2)	Tax fees relate to tax compliance work in Barbados, Panama and Bahamas.
(3)	All other services relate to SOC I attestation report in Panama.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

•	audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

•	audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and

•	tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, our audit committee approval is specifically required for (1) any individual project involving the provision of pre-approved audit and audit-related services that is expected to result in fees in excess of $75,000 and (2) any individual projects involving any other pre-approved service described above that is expected to result in fees in excess of $75,000. In addition, any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act).

PROPOSAL 3—THE SAY-ON-PAY PROPOSAL

We are providing our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as described below in accordance with Section 14A of the Exchange Act. This advisory vote is often referred to as the “say-on-pay” vote and allows our shareholders to express their views on the overall compensation paid to our named executive officers. Our company values the views of our shareholders and is committed to efficiency and effectiveness of our company’s executive compensation program.

We are seeking shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules, which include the disclosures under “Executive Officers and Director Compensation” included herein. Shareholders are encouraged to read the “Executive Officers and Director Compensation” section of this proxy statement, which provides an overview of our company’s executive officer and director compensation policies and practices.

In accordance with Section 14A of the Exchange Act, and Rule 14a-21(a) promulgated thereunder, and as a matter of good corporate governance, the Board is asking shareholders to approve the following advisory resolution at the AGM:

“RESOLVED, that the shareholders of Liberty Latin America Ltd. hereby approve, on an advisory basis, the compensation paid to Liberty Latin America Ltd.’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion.”

Advisory Vote

Although this vote is advisory and non-binding on the Board and our company, the Board and the compensation committee, which are responsible for designing and administering our company’s executive compensation program, value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote and Recommendation

This advisory resolution, which we refer to as the say-on-pay proposal, will be considered approved if it receives the affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class.

The Board unanimously recommends a vote “FOR” the approval of the say-on-pay proposal.

PROPOSAL 4—THE SAY-ON-FREQUENCY PROPOSAL

In accordance with the requirements of Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are submitting for shareholder consideration a separate resolution for an advisory vote as to whether a shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

After consideration, the Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate policy for us.

The Board believes an advisory vote every three years would allow shareholders to focus on the structure of our overall compensation program rather than any single event in a given year. Doing so would be compatible with our compensation philosophy of compensating our executives in a way that ensures they are aligned with our shareholders and have a continuing stake in our long-term success. An advisory vote every three years would allow shareholders to consider the achievement of our corporate goals over a longer period and would allow shareholders to engage in more thoughtful analysis of our company’s executive compensation program by providing more time between votes. As a result, the Board recommends a vote for the holding of advisory votes on named executive officer compensation every three years.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years or abstaining from voting when you vote in response to the following resolution:

“RESOLVED, that the option of once every one year, two years, or three years that receives a majority of the affirmative votes cast for this resolution will be determined to be the frequency for the advisory vote on the compensation of the named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules that has been selected by Liberty Latin America Ltd.’s shareholders.”

Vote and Recommendation

Shareholders will be able to cast their vote for one of four choices for this proposal on the proxy card: one year, two years, or three years or abstain. Shareholders are not being asked to vote to approve or disapprove the Board’s recommendation.

If (i) the combined total votes for all frequencies is equal to at least the affirmative vote of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, and (ii) any one frequency receives a majority of the affirmative votes cast by the holders of our issued and outstanding common shares that are present, in person or by proxy, and entitled to vote at the AGM, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by the Board for future executive compensation votes. If no frequency receives the requisite majority or the combined total votes for all frequencies is less than the affirmative vote of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, the Board will carefully consider the outcome of the vote and decide the frequency at which future advisory votes on executive compensation will be held.

The Board unanimously recommends that shareholders vote in favor of “3 YEARS” with respect to the frequency with which shareholders are provided an advisory vote on the compensation paid to our named executive officers.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

We are an international provider of video, broadband internet, fixed-line telephony and mobile services, serving 2.7 million fixed-line customers in over 20 countries at December 31, 2017. These customers subscribed to 5.2 million services, consisting of 1.7 million video, 2.1 million broadband internet and 1.4 million telephony subscriptions. In addition, we had approximately 3.6 million mobile subscribers at December 31, 2017. Our businesses operate in an environment marked by intense competition, extensive regulation and rapid technological change. We place great importance on our ability to attract, retain, motivate and reward talented executives who, faced with these challenges, can execute our strategy to drive shareholder value through strong organic growth, accretive mergers and acquisitions and prudent capital structure management.

Hurricanes Irma and Maria caused significant damage to our operations in Puerto Rico and certain markets of our C&W operations, resulting in disruptions to our telecommunications services (the Impacted Markets). As we are still in the process of assessing the operational impacts of the hurricanes in Puerto Rico, we are unable to accurately estimate our subscriber numbers as of December 31, 2017. Accordingly, the December 31, 2017 subscriber numbers for the Impacted Markets reflect the subscribers amounts as of August 31, 2017 as adjusted for net voluntary disconnects through December 31, 2017.

We were originally incorporated as a Bermuda company on July 11, 2017, as a wholly-owned subsidiary of Liberty Global under the name LatAm Splitco Ltd. and we changed our name to Liberty Latin America on September 22, 2017. During December 2017, the Board of Directors of Liberty Global authorized the Split-Off, which was a plan to distribute to the holders of Liberty Global’s LiLAC Ordinary Shares, nominal value $0.01 per share (LiLAC Shares), common shares in our company and which was completed on December 29, 2017.

Our operations are in Chile and Puerto Rico and our Cable & Wireless Communications Limited operations are primarily in the Caribbean and Latin America, including sub-sea and terrestrial fiber optic cable networks connecting over 40 markets throughout the region.

This section presents information concerning compensation arrangements for our named executive officers (NEOs) as of December 31, 2017. Prior to the Split-Off, and as part of Liberty Global, we did not have our own principal executive officer or principal financial officer. Prior to the Split-Off, we did not employ our executive officers, rather they were employed by Liberty Global or LiLAC Communications Inc., a Delaware company (Liberty LA) before it became one of our subsidiaries in the Split-Off. In addition, their responsibilities as our executive officers differ from those they held in their respective position prior to the Split-Off. Because our executive officers did not become officers of us until the Split-Off, compensation information is not available for prior periods. Following the Split-Off, compensation decisions for our executive officers and directors will be made by the compensation committee.

Compensation information is provided for our NEOs – Balan Nair, our President, CEO and also a member of the Board; Christopher Noyes, our principal financial officer; and our three other most highly compensated executive officers at the end of 2017: Mike T. Fries, our Executive Chairman and a member of our board, Betzalel Kenigsztein, our Chief Operating Officer, and John Winter, our Chief Legal Officer and Secretary. Other than the equity grant described below, Mr. Fries does not receive any compensation from our company. After the information on our NEOs, we also provide information relating to the compensation of our directors (other than Messrs. Fries and Nair).

Executive Summary

Our compensation program plays a key role in promoting our company’s operating and financial success and provides incentives for our management team to execute our financial and operational goals.

The primary goals of our executive compensation program are to:

•	motivate our executives to maximize their contributions to the success of our company;

•	attract and retain the best leaders for our business; and

•	align executives’ interests to create shareholder value.

Compensation Structure—Pay for Performance

We believe that our executive compensation program plays a key role in our operating and financial success. As discussed above, because our executive officers did not become officers of us until the Split-Off, compensation information is not available for prior periods. After the Split-Off, our compensation committee and Board will review and approve compensation decisions affecting our NEOs and directors. We place great importance on our ability to attract, retain and motivate talented executives who can continue to grow our business. In late 2017, the compensation committee of Liberty Global’s board of directors, and our board at the time, which was comprised of Mr. Winter and two executive officers of Liberty Global, approved equity awards to Mr. Nair in accordance with his employment agreement and to each of our other NEOs. The ultimate value of these awards is based on appreciation of our share price and reflect the direct link between financial and operational success and compensation under our executive compensation program. In general, we seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executive’s proven performance, and a determination of what is competitive compensation in the market for similar roles, if such data is available. We continue to refine our compensation program to strengthen the link between executive and shareholder interests.

Compensation Discussion and Analysis

Overview of Compensation Process

The compensation committee of our Board was established for the purposes of assisting our Board in discharging its duties with respect to compensation of our executive officers and the administration of our incentive plans. In furtherance of its purposes, our compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The chair of our compensation committee reports to our Board on annual compensation decisions and on the administration of existing programs and development of new programs. The members of our compensation committee are “independent directors” (as defined under the Nasdaq rules) and “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act).

Compensation decisions with respect to our executive officers, including our NEOs, are made by our compensation committee. Our CEO is actively engaged in providing input to the compensation committee on compensation decisions for our other members of senior management in a variety of ways, including reviewing and recommending annual salaries, annual performance goals and the level of target and/or maximum performance awards for his executive team and evaluating their performance. With the assistance of our Human Resources and Legal Departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other senior officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee data and legal, tax and accounting analyses relevant to compensation and benefit decisions. Decisions with respect to our CEO’s compensation are made in private sessions of the compensation committee without the presence of management.

In making its compensation decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members and the committee’s own evaluation of company and NEO performance. However, the compensation committee has the authority under its charter to engage its own compensation consultants and other independent advisers, and the committee may retain a compensation consultant to assist it in evaluating proposed changes in compensation programs or levels of compensation and to provide comparative data. The compensation of our NEOs is being presented for an advisory vote of our shareholders at this AGM.

On November 1, 2017, we and our subsidiary Liberty LA, entered into a multi-year employment agreement with Mr. Nair to serve as our President and CEO, the terms of which are described below under “ —Employment and Other Agreements.” We believe that it is in our company’s best interest to have an employment agreement with Mr. Nair to serve as our CEO in order to promote stability in management, secure his services for the long term and implement appropriate restrictive covenants.

Compensation Philosophy and Goals

The compensation committee has three primary objectives with respect to executive compensation—motivation, retention and long-term value creation for our shareholders.

•	Motivate our executives to maximize their contributions

•	Establish a mix of financial and operational performance objectives based on our annual budgets and our medium-term outlook to balance short- and long-term goals and risks

•	Establish individual performance objectives tailored to each executive’s role in our company to ensure individual accountability

•	Pay for performance that meets or exceeds the established objectives

•	Attract and retain superior employees

•	Offer compensation that we believe is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent

•	Include vesting requirements and forfeiture provisions in our multi-year equity awards, including a service period during which earned performance awards are subject to forfeiture

•	Align executives’ interest with shareholders

•	Emphasize long-term compensation, the actual value of which depends on increasing the share value for our shareholders, as well as meeting financial and individual performance objectives

•	Require our executive officers to achieve and maintain significant levels of share ownership, further linking our executives’ personal net worth to long-term share price appreciation for our shareholders

Our performance-based compensation programs provide the opportunity to reward the NEOs and other senior management for contributing to annual and long-term financial, operational, and share price performance. In 2017 and prior to the Split-Off, we did not make compensation decisions for the individuals who became our NEOs. Our compensation committee will make compensation decisions for the NEOs in 2018. A high percentage of the NEOs’ total compensation in 2018 is expected to be performance-based, with a significant portion of total compensation delivered in the form of multi-year performance-based equity incentive awards.

In approving the level of each compensation element for our executive officers, the compensation committee will consider a number of factors, including:

•	the responsibilities assumed by the individual executive and the significance of the individual’s role to achievement of our financial, strategic and operational objectives;

•	the experience, overall effectiveness and demonstrated leadership ability of the individual executive;

•	the performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance;

•	from time to time, comparative pay data for similarly situated employees of companies in our industry and companies with which we compete for talent; and

•	retention risks at specific points in time with respect to individual executives.

Setting Executive Compensation

To achieve these compensation objectives, the compensation packages provided to members of our senior management, including our NEOs (other than our Executive Chairman), include three main components: base salary, annual cash performance awards and multi-year equity incentive awards. In addition, certain members of senior management, including our NEOs, may participate in our Deferred Compensation Plan (as defined below). The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.

For members of our senior management, including our NEOs (other than our Executive Chairman), the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of each officer’s roles and responsibilities to the overall success of our company. Further, multi-year equity incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with shareholders’ interests. The compensation committee’s objective is for a substantial majority of each executive officer’s total direct compensation (that is, base salary plus maximum annual cash performance award plus target annual equity incentive) to be comprised of the target value of his or her multi-year equity incentive awards.

We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of publicly-traded peer companies. These peer companies were selected based on their similarity with respect to several criteria, including industry, market value, size and financial performance with respect to revenue, net income and EBITDA:

Altice USA, Inc.	Level 3 Communications, Inc.
AMC Networks Inc.	Millicom International Cellular S.A.
Cincinnati Bell Inc.	Telephone and Data Systems, Inc.
DISH Network Corporation	WideOpenWest, Inc.
Frontier Communications Corporation	Windstream Holdings, Inc.
IDT Corporation	Zayo Group Holdings, Inc.

Accordingly, we evaluated our 2018 executive compensation program, including our mix of cash and equity compensation, based on a review of this peer group. The compensation committee reviewed compensation data from these peer companies, and other relevant survey sources, to inform its decision about overall compensation opportunities and specific compensation elements. Our compensation committee generally targeted the 75th percentile of peer group compensation levels for our 2018 executive compensation program, subject to adjustments based on individual experience, expertise and performance.

Elements of Our Compensation Packages

The implementation of our compensation approach is described below.

Base Salary

General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge, experience and value to the organization. Generally, decisions with respect to increases in base salaries are expected to be based on increased responsibilities, company-wide budgets and increases in the cost of living.

2017 Base Salaries. The base salary levels of our executive officers in 2017 was set by Liberty Global.

2018 Base Salaries. For 2018, the base salaries of Messrs. Kenigsztein, Noyes and Winter are $700,000, $550,000 and $500,000, respectively. Mr. Nair’s initial base salary is set in his employment agreement, the terms of which are described below under “Employment and Other Agreements.” We do not pay a base salary to Mr. Fries.

Annual Cash Performance Awards

General. Annual cash performance awards are one of the variable components of our executive officers’ compensation packages designed to motivate our executives to achieve our annual business goals and reward them for superior performance.

Generally, at its first regular meeting following the end of each fiscal year, the compensation committee expects to review with our CEO the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other members of senior management (including our NEOs) participating in the prior year’s annual cash performance award program and his recommendations with respect to their performance awards. The compensation committee will determine whether our financial performance for the prior fiscal year has satisfied the base performance objective set by the compensation committee, which will be a precondition to the payment of any award to our NEOs, and will determine the percentage of the financial performance metric(s) that has been achieved. It then will determine, in a private session, whether our CEO has met his individual performance goals for the year, his resulting annual performance rating (APR) and the amount to be paid to him with respect to his performance award. The compensation committee will also approve the amount to be paid to the other participants in the program, including our other NEOs, with respect to their performance awards. Generally at the same meeting, the compensation committee expects to approve the terms of the annual cash performance award program for the current year, including the individual performance goals for our CEO for the coming year.

In connection with our annual cash performance award program, we would like to encourage increased share ownership among senior management, including our NEOs, in our various countries, aligning incentives among employees and shareholders. As a result, our compensation committee implemented a shareholding incentive program that allows senior management to elect to receive up to 100% of their annual performance awards in LILA and LILAK shares in lieu of cash. A participant who elects to receive shares in respect to their annual cash performance award will also receive restricted share units equal to 12.5% of the gross number of shares earned under the annual performance award. The restricted share units will vest one year after grant date, provided the participant holds all of the shares issued in respect to the respective annual performance award through that period. The number of ordinary shares granted will be based on the closing prices of our LILA and LILAK shares on the date the performance award is paid and delivered on a one for two ratio between our LILA and LILAK shares. The option to receive and hold shares will commence with the 2018 annual performance award program, which is described below.

2017 Annual Bonuses. Our NEOs were employed by Liberty Global or, with respect to Messrs. Kenigsztein and Noyes, Liberty LA, prior to the Split-Off. Our NEOs other than Messrs. Kenigsztein and Noyes were entitled to a 2017 annual bonus opportunity that was determined by Liberty Global. The 2017 annual bonus opportunity for Messrs. Kenigsztein and Noyes was designed with their pre-Split-Off responsibilities and roles in mind, many of which differ from those that they assumed in their current positions with our company. The performance targets established by Liberty Global were based on revenue, operating cash flow and achievement of a target zone for the customer relationship net promotor score (rNPS) of Liberty Global’s LiLAC Group, subject to an APR multiplier. Because our company now consists of businesses that were attributed to the LiLAC Group, our compensation committee determined the performance results and payouts under the 2017 annual bonus plan for Messrs. Kenigsztein and Noyes. Our compensation committee reviewed the performance results with respect to the LiLAC Group in 2017, adjusted certain financial performance metrics to account for the impact of Hurricanes

Maria and Irma, applied the weighting of performance factors and determined LiLAC Group performance with respect to the 2017 performance metrics to be 37.5% of target. The following table illustrates the target bonus and APR multiplier used to determine final 2017 bonuses with respect to Messrs. Kenigsztein and Noyes:

	2017 Annual Performance Award – LiLAC Group
Name	Target Achievable Award	% Payout for Financial Performance (Revenue)	% Payout for Financial Performance (OCF)	% Payout for rNPS	Weighted Aggregate % of Target Award	APR Multiplier	Approved Award (1)
Betzalel Kenigsztein	$500,000	0.0%	0.0%	150.0%	37.5%	1x	$188,000
Christopher Noyes	$273,000	0.0%	0.0%	150.0%	37.5%	1.25x	$128,000

(1)	Final payouts of approved awards were subject to further adjustments due to rounding.

Decisions for 2018. On February 23, 2018, our compensation committee approved individual performance goals and set the target achievable cash performance awards for members of our senior management, including our NEOs (other than our Executive Chairman), for 2018. They also approved the financial and operational targets for earning the awards. The target 2018 annual cash performance award will be split among the achievement of budgeted growth in revenue and operating cash flow (OCF), achievement of a target zone for rNPS score and achievement of respective department goals and objectives for the fiscal year ending December 31, 2018. The department performance metric is based on goals and objectives submitted by each member of our senior management team, including our NEOs, to our CEO. These goals and objectives were then reviewed and approved by our CEO and the compensation committee. Based on the achievement of the financial and operational performance metrics (except the department performance metric which is capped at 100%) a payout of up to 150% of the target bonus amount is available for over-performance against budget or target. In addition, individual performance against personal performance objectives approved by the compensation committee could increase the maximum 2018 annual cash performance award to up to 210% of the target bonus amount.

The compensation committee also approved a base performance objective that was designed so that the annual cash performance award program for 2018 should qualify as performance-based compensation under Section 162(m) of the Code. For more information regarding Section 162(m) of the Code, see “Tax and Accounting Considerations” below. If the 2018 base performance objective is achieved, the participants in the bonus plan, including the NEOs, will be eligible to earn his or her maximum 2018 cash performance award, subject to our compensation committee’s discretion to reduce the amount of the award to be paid or to pay no award. The exercise of our compensation committee’s discretion as to the amount of the 2018 cash performance award payable to any NEO will be based on our compensation committee’s assessment of our company’s consolidated financial performance, our rNPS score, achievement against specified department goals and objectives, and each executive’s individual 2018 APR. The 2018 target achievable performance award is $3.0 million for our CEO pursuant to the terms of his employment agreement and 100% of the 2018 base salary for each of the other NEOs.

The same general design was also implemented, with similar performance metrics and weightings, for the 2018 annual cash performance award program for other officers and senior management throughout the company (corporate and country operations). For senior executives with direct oversight of operating unit(s) and their teams, the target 2018 annual cash performance award will be split between the achievement of budgeted growth in revenue and OCF of the operating unit(s), achievement of rNPS score of the operating unit(s), and achievement of budgeted growth in our consolidated revenue and OCF for the fiscal year ending December 31, 2018. Our compensation committee agrees that including consolidated financial performance metrics for all participants, including those with operating unit responsibility, would serve to mitigate potential organizational risks.

Equity Incentive Awards

General and 2018 Decisions. Multi-year equity incentive awards, whether in the form of conventional equity awards or performance-based awards, represent a significant portion of our executives’ compensation. These awards ensure that our executives have a continuing stake in our company’s success, align their interests with our shareholders and also serve the goal of retention through vesting requirements and forfeiture provisions.

Our compensation committee’s approach to equity incentive awards for the senior management team places a significant emphasis on performance-based equity awards. The compensation committee sets a target annual equity value for each executive, of which approximately two-thirds is delivered in the form of an annual award of performance-based restricted share units (PSUs) and approximately one-third in the form of an annual award of SARs. All of these awards are made pursuant to the Liberty Latin America 2018 Incentive Plan (effective December 29, 2017) (the Employee Incentive Plan).

Each year’s award of PSUs has a two-year performance period. The percentage of the PSU award earned during the relevant performance period is subject to vesting in two equal installments on April 1 and October 1 of the year following the end of the performance period. Each year’s award of SARs is made at the same time as awards are made under our annual equity grant program for employees and on terms consistent with our standard form of SARs award agreement.

Pursuant to the Employee Incentive Plan, on March 23, 2018, the compensation committee approved the target annual equity values for 2018 and granted an aggregate of 463,848 PSUs (the 2018 PSUs) for our executive officers, including our Chief Executive Officer and the other named executive officers of our company (other than our Executive Chairman), who we currently anticipate will be among our five most highly compensated executive officers for fiscal 2018. The 2018 PSUs will be divided with one-third as Class A PSUs and two-thirds as Class C PSUs. Each 2018 PSU represents the right to receive one Class A common share or Class C common share, as applicable, subject to performance and vesting.

The target annual equity values and grants for the 2018 PSUs for our NEOs are set forth in the table below:

		Two-thirds of Target Annual Equity Value in the Form of:
Name and Position	Target Annual Equity Value	Class A 2018 PSU Grant	Class C 2018 PSU Grant
Balan Nair, Chief Executive Officer & President	$6,000,000	62,894	125,788
Christopher Noyes, Senior Vice President & Chief Financial Officer (Principal Financial Officer)	$1,500,000	15,724	31,448
Betzalel Kenigsztein, Senior Vice President & Chief Operating Officer	$1,500,000	15,724	31,448
John M. Winter, Senior Vice President, Chief Legal Officer & Secretary	$1,250,000	13,102	26,204

The performance period for the 2018 PSUs ends on December 31, 2019. As the performance measure, the compensation committee selected growth in consolidated OCF (operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation for litigation, and impairment, restructuring and other operating items), as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability. In choosing OCF as the performance measure for the 2018 PSUs, the compensation committee’s goal was to ensure that the management team is focused on maximizing performance against a key financial metric used by our Board and management in evaluating our operating performance. The compensation committee expects to set the compound annual growth rate in consolidated operating cash flow (OCF CAGR) for the 2018 PSUs during the second quarter based upon a comparison of our 2017 actual results to those reflected in our long-range plan for 2019. The target OCF CAGR will be subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement. A performance range of 50% to 125% of the target OCF CAGR would generally result in award recipients earning 50% to 150% of their target 2018 PSUs, subject to reduction or forfeiture based on individual performance. One-half of the earned 2018 PSUs will vest on April 1, 2020 and the balance on October 1, 2020. The compensation committee also established a minimum OCF CAGR base performance objective, subject to certain limited adjustments, which must be satisfied in order for our chief executive officer to be eligible to earn any of his 2018 PSUs. The base performance objective was designed so that the awards for our chief executive officer would qualify as performance-based compensation under Section 162(m) of the Code, see “—Tax and Accounting Considerations” below. If the base performance objective is achieved, our chief executive officer will be eligible to earn 150% of his 2018 PSUs, subject to the compensation committee’s discretion to reduce the size of the award earned, including to zero, to align with our company’s and the individual’s performance.

The 2018 PSUs are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events consistent with the terms of the PSUs granted in 2016. The 2018 PSUs will convert to time-vested restricted share units following certain change-in-control events.

While we expect the compensation committee to follow this approach to equity incentive compensation in future years, as a new company, our compensation committee continues to evaluate appropriate timing of grants under our annual equity grant program and may determine to grant awards at another time in subsequent years. In adopting this approach to equity incentive compensation, the compensation committee made the following observations:

•	The organizational risks of incentive compensation should be reduced through:

•	the use of multiple equity vehicles (PSUs and SARs) with different performance, retention, risk and reward profiles;

•	annual grants of equity awards that spread the target incentive compensation over multiple and overlapping performance/service periods and provide the flexibility to change performance metrics, weighting and targets from grant to grant; and

•	the setting of achievable target performance levels, while providing higher payout levels for over-performance.

•	The use of performance-based equity awards, such as PSUs, adds an element of market risk over the performance/service period to better align the interests of management and shareholders, while focusing management on achieving specified performance targets to earn the award;

•	The use of conventional equity awards, such as SARs, provides a retention mechanism and alignment with shareholders by only delivering value if the stock price appreciates; and

•	Providing for forfeiture or reduction of performance-based equity awards based on individual performance ensures that each participant remains accountable for his or her own performance against performance goals tailored to the participant’s role and responsibilities.

2017 Equity Incentive Awards. Our NEOs were employed by Liberty Global or one of its subsidiaries prior to the Split-Off and received equity awards prior to the Split-Off as determined by Liberty Global. Upon the consummation of the Split-Off, outstanding awards of SARs and PSUs with respect to LiLAC Shares previously granted by Liberty Global were cancelled and reissued with respect to the corresponding class of our common shares pursuant to the Transition Plan, as defined below under “—Incentive Plans.” Awards cancelled and replaced under the Transition Plan remain subject to the same terms and conditions as the original awards with respect to LiLAC Shares. Following the Split-Off, share-based incentive awards will be granted under the Employee Incentive Plan, as defined below. While grants of SARs were approved in late 2017 but not made until January 2018, as of December 31, 2017, no share-based incentive awards were outstanding under the Employee Incentive Plan.

2018 Equity Incentive Awards. Pursuant to the terms of Mr. Nair’s employment agreement, and as an incentive to our executive team to provide greater alignment with our shareholders and motivation under the new company following the Split-Off, Liberty Global’s compensation committee and our board at the time, which was comprised of Mr. Winter and two executive officers of Liberty Global, authorized awards of SARs with respect to our common shares to our executive officers. The SARs vest in three equal annual installments commencing March 15, 2019, have a seven-year term and are reflected in the table below:

Name & Position	LILA	Base Price	LILAK	Base Price
Michael T. Fries, Executive Chairman of the Board (1)	166,667	$21.58	333,333	$21.39
Christopher Noyes, Senior Vice President & Chief Financial Officer	11,854	$21.58	23,708	$21.39
Betzalel Kenigsztein, Senior Vice President & Chief Operating Officer	11,854	$21.58	23,708	$21.39
John M. Winter, Senior Vice President, Chief Legal Officer & Secretary	11,854	$21.58	23,708	$21.39

(1)	Mr. Fries received the grant in lieu of director fees.

Other Awards

Pursuant to the terms of his employment agreement, Mr. Nair received a sign-on award of 200,000 LILA SARs with a base price of $21.58 and 400,000 LILAK SARs with a base price of $21.39 on January 2, 2018 (the CEO SAR Award). The CEO SAR Award will vest in three equal annual installments commencing March 15, 2019, and have a seven year term.

Share Ownership Policy

Our compensation committee has established an Executive Share Ownership Policy, effective March 2018, for our executive officers and senior officers. The purpose of the Executive Share Ownership Policy is to ensure that our officers have a significant stake in our long-term success and are aligned with our shareholders. As a result, the compensation committee established guidelines for ownership of our common shares based on an individual’s level in our company and expressed as a multiple of base salary as follows:

Position	Guideline
Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer and Chief Legal Officer	4 times base salary
All other members of the Executive Leadership Team	3 times base salary

Executive and senior officers, who were subject to the policy at the time of adoption, were expected to be in compliance with the ownership guidelines within four years of the policy’s effective date. New executive and senior officers must be in compliance within four years of the date they become subject to the policy. In calculating the value of common shares owned by an executive and a senior officer, the policy includes the value of common shares owned jointly with and separately by the officer’s spouse and minor children, 50% of the value of vested common shares held in the officer’s account in the Liberty Latin America 401(k) Savings Plan, and 50% of the in-the-money value of vested options and SARs.

Deferred Compensation Plan

Under the Liberty Latin America Deferred Compensation Plan (the Deferred Compensation Plan), our executive and other officers who are U.S. taxpayers and who are designated as participants from time to time by our compensation committee may elect to defer payment of certain of their compensation as described under “—Deferred Compensation Plan” below. We do not have a pension or other defined benefit-type plan to offer our executive and senior officers. For these executive officers and employees who are based in the U.S., we contribute to the defined contribution Liberty Latin America 401(k) Savings Plan, but such contributions are capped by U.S. law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants who are U.S. taxpayers to accumulate value, thus enhancing our ability to attract and retain senior management. With respect to the tax ramifications to us of the Deferred Compensation Plan, the compensation committee noted in adopting the plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that we will have use of the cash in the interim. Although our compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our compensation packages, because participation in the plan, and to what extent, is at each participant’s discretion.

Other Benefits

We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are limited to personal use of our corporate aircraft and an executive health plan.

Under our aircraft policy, our CEO, other executive officers and certain senior officers, with our CEO’s approval, may use our corporate aircraft for personal travel, subject to reimbursing us for the incremental costs incurred, plus applicable taxes. Pursuant to his employment agreement, the annual flight hours for Mr. Nair’s personal use of our aircraft is 50 hours per year without cost reimbursement. Also under our aircraft policy, our CEO and, with his approval, our other executive officers and certain senior officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.

The taxable income of an officer will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using a method based on the Standard Industry Fare Level (SIFL) rates, as published by the U.S. Internal Revenue Service (IRS). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the officer pays us for such personal use.

We also expect to provide an executive health plan for our executive and senior officers to proactively manage and improve their health. We expect the benefits of this program to include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists.

Tax and Accounting Considerations

Under the Tax Cuts and Jobs Act of 2017 (the 2017 Tax Act), Section 162(m) of the U.S. Internal Revenue Code of 1986 and the regulations and interpretations promulgated thereunder (the Code) was amended effective for 2018 to prohibit the deduction of compensation in excess of $1.0 million paid to “covered employees”, which may limit our ability to deduct all compensation paid to certain of our executives in the future. Effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. Given the lack of regulatory guidance to date, the compensation committee is not yet able to determine the full impact of the 2017 Tax Act changes to Section 162(m) on us and our compensation programs, including PSUs. To the extent applicable, we expect to comply with the transition relief under the 2017 Tax Act with respect to Section 162(m) to preserve deductions under grandfathered arrangements. While the compensation committee considers the accounting and tax implications of its compensation decisions, other important considerations may outweigh such tax or accounting implications, and the compensation committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws. Our compensation committee endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Code.

Our compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.

Recoupment Policy

We have a recoupment policy, which is reflected in the terms of our PSU awards and our annual cash performance awards for executive officers, that provides that if our consolidated financial statements for any of the years relevant to the determination of whether the applicable performance metrics have been met are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and our compensation committee determines that if the financial results had been properly reported the portion of the awards that would have been earned by participants would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.

Post-Employment Benefits and Change in Control

We have not adopted a severance policy covering our NEOs or other executive officers, however our CEO is entitled to post-employment benefits under his employment agreement. See “Employment and Other Agreements” below. Otherwise, our NEOs and executive officers are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the Employee Incentive Plan on certain termination-of-employment events as other holders of such awards. Similarly, the Employee Incentive Plan provides the same treatment to all holders of conventional equity awards granted under these plans upon the occurrence of certain change-in-control events. Accordingly, the existence of these potential post-employment and change-in-control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.

In designing the terms for the PSU awards, our compensation committee determined that only a limited set of events would warrant automatic acceleration of awards thereunder. The terms of the PSU awards do not guarantee that any portion of an award will be deemed earned upon termination of employment, except as a result of death, nor that vesting of earned awards will be accelerated upon termination of employment, except as a result of death or disability. Awards will only be accelerated upon specified change-in-control events if the awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms.

The compensation committee believes these limited acceleration events related to a change in control provide appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. The compensation committee reserved discretion to approve the accelerated vesting of an individual’s award or an amendment to an individual’s award agreements when appropriate under the circumstances.

For additional information on post-employment benefits and change-in-control provisions, see “Potential Payments upon Termination or Change in Control” below.

Timing of Equity Awards

Our compensation committee expects that the consideration and approval of proposed annual grants of conventional equity awards to employees, including our NEOs, in 2018 will occur at a compensation committee meeting to occur in April. In such case, the exercise price or base price of option and SAR grants approved at this meeting would be set at the respective closing prices of our LILA shares and LILAK shares on the grant date, which would be the date of the meeting or, if later, May 1 of the same year. Nevertheless, as a new company, our compensation committee continues to evaluate appropriate timing of grants under our annual equity grant program and may determine to grant awards at another time in subsequent years. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.

For purposes of determining the number of LILA and LILAK PSUs to be granted each year for the target annual equity values of our executive officers and other key employees, our compensation committee expects to use the average of the closing prices of such shares for a trading period ending prior to the date of the committee meeting to approve the grants. Our compensation committee expects to grant PSUs at a consistent time during the first quarter of the year.

Policies Regarding Hedging

Our board has adopted an Insider Trading Policy that requires each of our directors and executive officers to pre-clear all proposed transactions in our company’s securities, including hedging or monetization transactions, with the Legal Department or our company’s outside counsel. The policy prohibits short sales of our company’s securities by any director or employee. We do not have a policy that specifically prohibits our directors or executive officers from hedging the economic risk of share ownership.

Compensation Committee Report

The compensation committee has reviewed the “Compensation Discussion and Analysis” above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Members of the

Compensation Committee

Miranda Curtis (chair)

Paul A. Gould

Eric L. Zinterhofer

Summary Compensation

Prior to the Split-Off, our executive officers were officers or employees of Liberty Global or its subsidiaries other than us, and their responsibilities as our executive officers differ from those they held in their respective position prior to the Split-Off. Because our executive officers were compensated by Liberty Global prior to the Split-Off, compensation information is not available for prior periods. Between the effective date of the Split-Off and December 31, 2017, the sole compensation approved by us with respect to our NEOs was a grant of SARs which is reflected in the Summary Compensation Table below despite the grant not being made until January 2, 2018. As discussed in the footnotes and in “—Compensation Discussion and Analysis—Elements of Our Compensation Packages—Equity Incentive Awards—2018 Equity Incentive Awards” above, the values presented in the tables do not always reflect the actual compensation received by our NEOs during the relevant fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compen- sation ($)	Total ($)
Balan Nair	2017	—	—	—	5,137,047	—	—	—	5,137,047
Chief Executive Officer & President

Christopher Noyes	2017	—	—	—	304,473	—	—	—	304,473
Senior Vice President & Chief Financial Officer

Michael T. Fries	2017	—	—	—	4,280,872	—	—	—	4,280,872
Executive Chairman

Betzalel Kenigsztein	2017	—	—	—	304,473	—	—	—	304,473
Senior Vice President & Chief Operating Officer

John Winter	2017	—	—	—	304,473	—	—	—	304,473
Senior Vice President, Chief Legal Officer & Secretary

(1)	The 2017 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of SAR awards approved in 2017 and granted on January 2, 2018 to our NEOs determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic (FASB ASC 718). The dollar amounts for the SAR awards reflect the impact of estimated forfeitures and assume a risk-free interest rate of 2.34%, a volatility rate of ranging from 35.46% to 36.61% and an expected term of 6.4 years. The SAR awards vest in three equal annual installments commencing March 15, 2019, and have a seven year term.

Grants of Plan-Based Awards

Prior to the Split-Off, our executive officers were officers or employees of Liberty Global or its subsidiaries other than us, and their responsibilities as our executive officers differ from those they held in their respective position prior to the Split-Off. Because our executive officers were compensated by Liberty Global prior to the Split-Off, compensation information is not available for prior periods. As of December 31, 2017, no awards were outstanding under our Employee Incentive Plan. On December 21, 2017, Liberty Global’s compensation committee and our board at the time, which was comprised of Mr. Winter and two executive officers of Liberty Global, approved a grant of SARs with respect to Mr. Nair pursuant to his employment agreement and to each of our other NEOs, which was granted on January 2, 2018. This was the only compensation approved by us in 2017 with respect to individuals who would become our NEOs and is reflected in the table below despite the grant not being made until January 2, 2018. The table below sets forth certain information concerning the January 2, 2018 grants of SARs granted to our NEOs under the Employee Incentive Plan, as described above in “—Compensation Discussion and Analysis—Elements of Our Compensation Packages—Equity Incentive Awards—2018 Equity Incentive Awards.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/ Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Balan Nair
LILA	01/02/2018	12/21/2017	—	—	—	—	—	—	200,000	21.58	1,749,932
LILAK	01/02/2018	12/21/2017	—	—	—	—	—	—	400,000	21.39	3,387,115

Christopher Noyes
LILA	01/02/2018	12/21/2017	—	—	—	—	—	—	11,854	21.58	103,719
LILAK	01/02/2018	12/21/2017	—	—	—	—	—	—	23,708	21.39	200,754

Michael T. Fries
LILA	01/02/2018	12/21/2017	—	—	—	—	—	—	166,667	21.58	1,458,280
LILAK	01/02/2018	12/21/2017	—	—	—	—	—	—	333,333	21.39	2,822,592

Betzalel Kenigsztein
LILA	01/02/2018	12/21/2017	—	—	—	—	—	—	11,854	21.58	103,719
LILAK	01/02/2018	12/21/2017	—	—	—	—	—	—	23,708	21.39	200,754

John Winter
LILA	01/02/2018	12/21/2017	—	—	—	—	—	—	11,854	21.58	103,719
LILAK	01/02/2018	12/21/2017	—	—	—	—	—	—	23,708	21.39	200,754

Employment and Other Agreements

On November 1, 2017, Liberty Latin America and Liberty LA entered into a multi-year employment agreement (the Employment Agreement) with Mr. Nair, pursuant to which Mr. Nair serves as President and Chief Executive Officer of us and Liberty LA effective as of the date of the Split-Off (the Employment Agreement Effective Date), which was December 29, 2017. The terms of the Employment Agreement are described below. We do not presently have an employment agreement with any of our other executive officers. We have not otherwise adopted a severance policy covering our executive officers. Each of our NEOs also holds equity awards granted under the Employee Incentive Plan. These plans are described below under “Incentive Plans.”

Summary of the Employment Agreement

The Employment Agreement is dated November 1, 2017, but is effective as of the Employment Agreement Effective Date and has an initial five-year term ending on the fifth anniversary of the Employment Agreement Effective Date. After the initial term, the Employment Agreement automatically renews for successive one-year terms unless we, Liberty LA or Mr. Nair provide at least 180 days prior written notice of their respective intention not to renew the term. Notwithstanding the foregoing, the Employment Agreement and Mr. Nair’s employment may be terminated at any time during the initial five-year term or a renewal term.

Mr. Nair’s base salary will be $1.25 million per year, subject to annual increase at the discretion of our compensation committee. Mr. Nair will receive a cash bonus of $1.5 million on the first payroll date of Liberty LA after the Employment Agreement Effective Date. The Employment Agreement provided for the CEO SAR Award based on 200,000 Class A common shares and 400,000 Class C common shares to be granted no later than 15 days after the Employment Agreement Effective Date. The CEO SAR Award was granted effective on January 2, 2018, see “—Compensation Discussion and Analysis—Elements of Compensation Packages—Equity Incentive Awards—2018 Equity Incentive Awards—Other Awards” above.

Mr. Nair will be eligible to earn an annual bonus each year. The target annual bonus for 2018 will be $3.0 million. Thereafter, the annual bonus will be reviewed annually and may be adjusted upward by our compensation committee. There is no guaranteed bonus amount. The actual amount paid to Mr. Nair will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by our compensation committee.

During the term of the Employment Agreement, Mr. Nair will participate in our equity compensation programs on the same basis as our other executives. Pursuant to these programs, Mr. Nair will be entitled to receive grants of annual equity awards (the Annual Equity Awards). The Annual Equity Awards granted to Mr. Nair may be in the form of PSUs, SARs or other forms of equity as determined by our compensation committee, with the terms and conditions substantially the same as those for our other senior executive officers. The target value of these Annual Equity Awards will be $6.0 million for 2018 and thereafter our compensation committee may determine the actual target value of Annual Equity Awards in its sole discretion but may not reduce the amount below the target value for 2018.

In addition to participating in U.S. employee benefit plans and arrangements sponsored by Liberty LA for the benefit of its senior executive group, Mr. Nair is entitled to use the company’s aircraft for up to 50 hours of personal use per year, in accordance with the terms of an aircraft time sharing agreement with Liberty LA. In addition, Liberty LA agreed to pay all reasonable legal fees and expenses incurred by Mr. Nair not in excess of $25,000 in connection with the negotiation and execution of the Employment Agreement.

If Mr. Nair’s employment is terminated as a result of his death, Mr. Nair’s heirs will be entitled to receive: (i) Mr. Nair’s accrued but unpaid base salary through the date of termination; (ii) any accrued vested benefits under Liberty LA’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; and (iii) reimbursement of any business expenses. In addition, (A) Mr. Nair’s heirs will be entitled to an amount equal to a pro rata portion of the annual bonus Mr. Nair would have received for the calendar year of his termination, which shall be based on actual performance results as determined by our compensation committee and shall be paid at the same time that such bonuses are paid to active executives as if Mr. Nair’s employment had not terminated until such date. In the case of Mr. Nair’s termination of employment due to disability (as defined in the Employment Agreement), in addition to the forgoing benefits and payments, (1) Mr. Nair and his family will continue to receive coverage under Liberty LA’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits with premiums paid or reimbursed by Liberty LA for a period of up to one year and (2) Mr. Nair will be entitled to severance equal to two times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination in accordance with Liberty LA’s normal payroll practices during such period; provided, however, such severance amount shall be reduced by the amount of disability benefits Mr. Nair receives pursuant to any employee benefit plans maintained by Liberty LA at the time of disability.

If Mr. Nair’s employment is involuntarily terminated by Liberty LA without cause (as defined in the Employment Agreement), or if Mr. Nair voluntarily terminates his employment for good reason (as defined in the Employment Agreement), Mr. Nair will be entitled to receive the same benefits described above for disability, except that the vesting period for any equity based awards will continue to vest until 12 months after the date of termination as if Mr. Nair’s employment had not terminated until such date, and the severance payment of two times his annual base salary will not be subject to any reduction for disability payments.

If Mr. Nair is terminated for cause (as defined in the Employment Agreement) or if he resigns (other than for good reason (as defined in the Employment Agreement), Mr. Nair will not be entitled to any other amounts under the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Nair is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Employment Agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.

Mr. Nair has agreed to waive any rights he would have under any agreement to a gross-up for any taxes associated with a parachute payment.

Aircraft Policy

Our policy for the personal use of our aircraft by members of our board, our CEO and such other officers as may be approved by our CEO was established in 2018. The policy allows non-employee directors to use our aircraft for personal flights, subject to availability, without charge. The policy requires each user who is an officer to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the U.S. Federal Aviation Administration rules. Incremental costs may include fuel, oil, lubricants and other additives, hangar and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. With approval, family members or guests may join an executive or senior officer or director on a business flight without charge for these additional passengers. Also, on limited occasions, we may allow a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without requiring reimbursement of our incremental cost.

Pursuant to the terms of his employment agreement, Mr. Nair is allowed 50 annual flight hours for personal use of our aircraft. This arrangement is in lieu of and not in addition to his rights under our aircraft policy.

For U.S. tax reporting purposes, when family members or guests of a director or executive or senior officer travel on business flights, the value of such personal use, determined using a method based on SIFL rates as published by the IRS, is imputed as income to such director or executive or senior officer. A director or executive or senior officer will also have imputed income based on SIFL rates for a personal flight, less any amounts reimbursed to us. In accordance with applicable tax rules and regulations, such imputed income is included in taxable income for the applicable director or executive or senior officer.

Notwithstanding the policy, we and the flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons.

Incentive Plans

Effective December 29, 2017, our Board adopted the Employee Incentive Plan, the Nonemployee Director Incentive Plan and the Liberty Latin America Transitional Share Conversion Plan (the Transition Plan). We may generally grant non-qualified share options, SARs, restricted shares, restricted share units (RSUs), cash awards, performance awards or any combination of the foregoing under either the Employee Incentive Plan or the Nonemployee Director Incentive Plan. Common shares issuable pursuant to awards made under the Employee Incentive Plan or the Nonemployee Director Incentive Plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. These awards may be granted at or above fair value in any class of our common shares. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Employee Incentive Plan and the Nonemployee Director Incentive Plan is 25 million (of which no more than 10 million shares may consist of Class B common shares) and 5 million, respectively, in each case, subject to anti-dilution and other adjustment provisions in the respective plan. While awards of SARs were approved in late 2017 and not granted until January 2, 2018, as of December 31, 2017, no awards were outstanding under the Employee Incentive Plan or the Nonemployee Director Incentive Plan.

Awards (other than performance-based awards) under the Employee Incentive Plan are expected to generally (1) vest 12.5% on the six month anniversary of the grant date, and 6.25% quarterly thereafter and (2) expire seven years after the grant date. PSUs under the Employee Incentive Plan are expected to be subject to a two year performance period and vest subject to continued employment through April 1 and October 1 of the year following the end of the performance period. Awards of RSUs under the Nonemployee Director Incentive Plan generally vest in full on the first anniversary of the grant date, provided the director continues to serve as director immediately prior to the vesting date.

In connection with the Split-Off, awards with respect to LiLAC Shares were automatically cancelled and replaced with awards with respect to our common shares. The Transition Plan was adopted in order to provide for these replacement grants. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Transition Plan is 10,116,012. Replacement awards under the Transition Plan are of the same class and number as, and remain subject to all the terms and conditions of, the corresponding award of LiLAC Shares. Due to the automatic replacement of awards, as of December 31, 2017, awards with respect to 10,116,012 common shares were outstanding under the Transition Plan.

The Employee Incentive Plan and the Nonemployee Director Incentive Plan prohibit our compensation committee or Board, without prior shareholder approval, from repricing outstanding options or SARs. In addition, it is our policy that, except for anti-dilution adjustments provided by the Employee Incentive Plan and the Nonemployee Director Incentive Plan in connection with corporate transactions, the exercise or base price of common shares for any outstanding option or SAR granted under the Employee Incentive Plan and the Nonemployee Director Incentive Plan will not be decreased after the date of grant nor will an outstanding option or SAR granted under the Employee Incentive Plan or the Nonemployee Director Incentive Plan be surrendered to our company as consideration for the grant of a new option or SAR with a lower exercise or base price, cash or a new award unless there is prior approval by our shareholders. Any other action that is deemed to be a repricing under any applicable rule of Nasdaq shall be prohibited unless there is prior approval by our shareholders.

Outstanding Equity Awards at Fiscal Year-End

While none of our NEOs held equity awards with respect to our common shares granted from our Employee Incentive Plan at year end 2017, our NEOs held awards of LiLAC Shares which were cancelled and replaced, on a one-for-one basis, as of the Split-Off. In addition, our Board approved an award of SARs in late 2017 that was granted on January 2, 2018. The table below sets forth certain information concerning cancelled and replaced LiLAC Share awards and the grant of SARs effective on January 2, 2018 (which includes the CEO SAR Award).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Balan Nair
LILA		—						10,589	(6)	228,511
	2,106	—		20.03	5/1/2018
	5,257	—		22.25	5/1/2018
	1,995	—		21.53	5/1/2019
	4,978	—		23.91	5/1/2019
	1,880	—		31.91	5/1/2020
	4,692	—		35.44	5/1/2020
	8,531	—		30.02	6/24/2020
	21,296	—		33.35	6/24/2020
	2,940	420	(1)	35.06	5/1/2021
	7,340	1,049	(1)	38.94	5/1/2021
	1,641	986	(2)	45.52	5/1/2022
	4,083	2,451	(2)	50.55	5/1/2022
	2,832	4,720	(3)	39.48	5/1/2023
	1,134	1,892	(3)	37.53	5/1/2023
	890	6,230	(4)	21.43	5/1/2024
	—	200,000	(5)	21.58	1/2/2025
LILAK		—						21,179	(6)	453,019
	2,097	—		20.93	5/1/2018
	4,194	—		20.09	5/1/2018
	5,234	—		22.88	5/1/2018
	10,468	—		21.96	5/1/2018
	1,986	—		22.51	5/1/2019
	3,972	—		21.81	5/1/2019
	4,956	—		24.60	5/1/2019
	9,913	—		23.84	5/1/2019
	1,872	—		33.35	5/1/2020
	3,744	—		31.14	5/1/2020
	4,670	—		36.44	5/1/2020
	9,343	—		34.03	5/1/2020
	8,492	—		31.37	6/24/2020
	16,985	—		29.66	6/24/2020
	21,205	—		34.29	6/24/2020
	42,390	—		32.42	6/24/2020
	5,853	837	(1)	35.37	5/1/2021
	14,607	2,087	(1)	38.65	5/1/2021
	3,349	2,010	(2)	46.52	5/1/2022
	8,234	4,942	(2)	50.84	5/1/2022
	2,296	3,783	(3)	40.61	5/1/2023
	5,664	9,442	(3)	39.71	5/1/2023
	1,780	12,460	(4)	21.84	5/1/2024
	—	400,000	(5)	21.39	1/2/2025

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Christopher Noyes
LILA		—						1,323	(6)	28,550
		—						2,031	(8)	43,829
		—						8,372	(9)	180,668
	570	—		21.53	5/1/2019
	1,423	—		23.91	5/1/2019
	536	—		31.91	5/1/2020
	1,339	—		35.44	5/1/2020
	787	—		30.02	6/24/2020
	1,965	—		33.35	6/24/2020
	588	84	(1)	35.06	5/1/2021
	1,467	210	(1)	38.94	5/1/2021
	328	197	(2)	45.52	5/1/2022
	816	490	(2)	50.55	5/1/2022
	1,339	1,042	(7)	42.76	8/1/2022
	353	590	(3)	39.48	5/1/2023
	141	237	(3)	37.53	5/1/2023
	3,613	7,949	(8)	34.85	8/1/2023
	1,646	11,524	(4)	21.43	5/1/2024
	—	11,854	(5)	21.58	1/2/2025
LILAK		—						2,646	(6)	56,598
		—						4,062	(8)	86,886
		—						16,744	(9)	358,154
	567	—		22.51	5/1/2019
	1,135	—		21.81	5/1/2019
	1,416	—		24.60	5/1/2019
	2,834	—		23.84	5/1/2019
	534	—		33.35	5/1/2020
	1,069	—		31.14	5/1/2020
	1,333	—		36.44	5/1/2020
	2,667	—		34.03	5/1/2020
	783	—		31.37	6/24/2020
	1,567	—		29.66	6/24/2020
	1,957	—		34.29	6/24/2020
	3,912	—		32.42	6/24/2020
	1,170	168	(1)	35.37	5/1/2021
	2,920	418	(1)	38.65	5/1/2021
	669	402	(2)	46.52	5/1/2022
	1,646	988	(2)	50.84	5/1/2022
	2,678	2,084	(7)	42.55	8/1/2022
	283	473	(3)	40.61	5/1/2023
	708	1,180	(3)	39.71	5/1/2023
	7,226	15,898	(8)	35.24	8/1/2023
	3,292	23,048	(4)	21.84	5/1/2024
	—	23,708	(5)	21.39	1/2/2025

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael T. Fries
LILA		—						39,709	(6)	856,920
	2,408	—		20.03	5/1/2018
	6,009	—		22.25	5/1/2018
	2,280	—		21.53	5/1/2019
	5,689	—		23.91	5/1/2019
	2,149	—		31.91	5/1/2020
	5,363	—		35.44	5/1/2020
	48,562	—		30.02	6/24/2020
	121,223	—		33.35	6/24/2020
	8,821	1,261	(1)	35.06	5/1/2021
	22,024	3,147	(1)	38.94	5/1/2021
	4,926	2,956	(2)	45.52	5/1/2022
	12,251	7,352	(2)	50.55	5/1/2022
	9,913	16,523	(3)	39.48	5/1/2023
	3,972	6,622	(3)	37.53	5/1/2023
	3,560	24,920	(4)	21.43	5/1/2024
	—	166,667	(5)	21.58	1/2/2025
LILAK		—						79,418	(6)	1,698,751
	2,397	—		20.93	5/1/2018
	4,795	—		20.09	5/1/2018
	5,984	—		22.88	5/1/2018
	11,967	—		21.96	5/1/2018
	2,270	—		22.51	5/1/2019
	4,540	—		21.81	5/1/2019
	5,664	—		24.60	5/1/2019
	11,330	—		23.84	5/1/2019
	2,140	—		33.35	5/1/2020
	4,279	—		31.14	5/1/2020
	5,338	—		36.44	5/1/2020
	10,679	—		34.03	5/1/2020
	48,343	—		31.37	6/24/2020
	96,687	—		29.66	6/24/2020
	120,710	—		34.29	6/24/2020
	241,301	—		32.42	6/24/2020
	17,563	2,509	(1)	35.37	5/1/2021
	43,826	6,262	(1)	38.65	5/1/2021
	10,048	6,030	(2)	46.52	5/1/2022
	24,704	14,823	(2)	50.84	5/1/2022
	7,945	13,243	(3)	40.61	5/1/2023
	19,826	33,046	(3)	39.71	5/1/2023
	7,120	49,840	(4)	21.84	5/1/2024
	—	333,333	(5)	21.39	1/2/2025

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Betzalel Kenigsztein
LILA		—						1,587	(6)	34,247
		—						2,438	(8)	52,612
		—						10,046	(9)	216,793
	41	—		20.03	5/1/2018
	102	—		22.25	5/1/2018
	117	—		21.53	5/1/2019
	293	—		23.91	5/1/2019
	295	—		31.91	5/1/2020
	738	—		35.44	5/1/2020
	393	—		30.02	6/24/2020
	982	—		33.35	6/24/2020
	588	84	(1)	35.06	5/1/2021
	1,467	210	(1)	38.94	5/1/2021
	328	197	(2)	45.52	5/1/2022
	816	490	(2)	50.55	5/1/2022
	1,339	1,042	(7)	42.76	8/1/2022
	424	708	(3)	39.48	5/1/2023
	170	284	(3)	37.53	5/1/2023
	4,335	9,538	(8)	34.85	8/1/2023
	1,975	13,831	(4)	21.43	5/1/2024
	—	11,854	(5)	21.58	1/2/2025
LILAK		—						3,175	(6)	67,913
		—						4,876	(8)	104,298
		—						20,092	(9)	429,768
	41	—		20.93	5/1/2018
	82	—		20.09	5/1/2018
	102	—		22.88	5/1/2018
	205	—		21.96	5/1/2018
	311	—		22.51	5/1/2019
	233	—		21.81	5/1/2019
	778	—		24.60	5/1/2019
	583	—		23.84	5/1/2019
	294	—		33.35	5/1/2020
	588	—		31.14	5/1/2020
	734	—		36.44	5/1/2020
	1,469	—		34.03	5/1/2020
	391	—		31.37	6/24/2020
	783	—		29.66	6/24/2020
	978	—		34.29	6/24/2020
	1,956	—		32.42	6/24/2020
	1,170	168	(1)	35.37	5/1/2021
	2,920	418	(1)	38.65	5/1/2021
	669	402	(2)	46.52	5/1/2022
	1,646	988	(2)	50.84	5/1/2022
	2,678	2,084	(7)	42.55	8/1/2022
	340	568	(3)	40.61	5/1/2023
	849	1,417	(3)	39.71	5/1/2023
	8,670	19,076	(8)	35.24	8/1/2023
	3,951	27,661	(4)	21.84	5/1/2024
	—	23,708	(5)	21.39	1/2/2025

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John Winter
LILA		—						1,587	(6)	34,247
	393	—		35.01	6/24/2020
	982	—		38.88	6/24/2020
	203	—		34.88	8/1/2020
	507	—		38.74	8/1/2020
	378	63	(1)	35.06	5/1/2021
	943	158	(1)	38.94	5/1/2021
	246	148	(2)	45.52	5/1/2022
	612	368	(2)	50.55	5/1/2022
	424	708	(3)	39.48	5/1/2023
	170	284	(3)	37.53	5/1/2023
	133	935	(4)	21.43	5/1/2024
	—	11,854	(5)	21.58	1/2/2025
LILAK		—						3,175	(6)	67,913
	202	—		36.46	8/1/2020
	505	—		39.85	8/1/2020
	588	—		34.65	8/1/2020
	1,468	—		37.86	5/1/2020
	392	—		36.60	6/24/2020
	784	—		34.76	6/24/2020
	978	—		39.99	6/24/2020
	1,956	—		37.98	6/24/2020
	877	126	(1)	35.37	5/1/2021
	2,190	314	(1)	38.65	5/1/2021
	501	302	(2)	46.52	5/1/2022
	1,234	742	(2)	50.84	5/1/2022
	340	568	(3)	40.61	5/1/2023
	849	1,417	(3)	39.71	5/1/2023
	267	1,869	(4)	21.84	5/1/2024
	—	23,708	(5)	21.39	1/2/2025

(1)	Vests in 2 equal remaining quarterly installments from February 1, 2018 to May 1, 2018.
(2)	Vests in 6 equal remaining quarterly installments from February 1, 2018 to May 1, 2019.
(3)	Vests in 10 equal remaining quarterly installments from February 1, 2018 to May 1, 2020.
(4)	Vests in 14 equal remaining quarterly installments from February 1, 2018 to May 1, 2021.
(5)	Vests in 3 equal remaining annual installments on each of March 15, 2019, March 15, 2020 and March 15, 2021.
(6)	Represents the target number of LILA and LILAK shares underlying 2016 PSUs that may be earned by each of our NEOs. If earned, the 2016 PSUs will vest in two equal installments on April 1, 2019 and October 1, 2019, respectively.
(7)	Vests in 7 equal remaining quarterly installments from February 1, 2018 to August 1, 2019.
(8)	Vests in 11 equal remaining quarterly installments from February 1, 2018 to August 1, 2020.
(9)	Represents the target number of LILA and LILAK shares underlying 2017 PSUs that may be earned by Messrs. Noyes and Kenigsztein. If earned, the 2017 PSUs will vest in two equal installments on April 1, 2019 and October 1, 2019, respectively.

Option Exercises and Shares Vested

Prior to the Split-Off, none of our NEOs held any equity awards with respect to our common shares. Accordingly, our NEOs did not exercise any SARs, nor did they vest in any restricted shares or RSUs during 2017.

Deferred Compensation Plan

The Deferred Compensation Plan was approved by our compensation committee in March 2018 and will become effective on May 1, 2018. Officers of Liberty LA, which include our NEOs, who are also U.S. taxpayers, may participate in the Deferred Compensation Plan. Each designated participant may elect to defer all or any portion of his or her (1) annual cash performance award, (2) annual salary up to limits specified by the compensation committee (currently 90%) and (3) award, if any, under a current or future multi-year performance award arrangement.

Cash compensation deferred under the Deferred Compensation Plan will be credited with interest initially at the rate of 8.5% per year, compounded daily (the credited interest fund). In setting the interest rate, our compensation committee reviews data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. The compensation committee reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. Deferred equity awards will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.

The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change-in-control events and distribute each participant’s account balance. Otherwise, the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant ceases to be an employee of our company. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his or her account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.

Our NEOs, each a U.S. taxpayer, are eligible to participate under the Deferred Compensation Plan. The Deferred Compensation Plan was not effective in 2017 and none of our NEOs had deferred compensation under the Deferred Compensation Plan at year end 2017.

Potential Payments upon Termination or Change in Control

The Termination of Employment Table and the Change in Control Table set forth below reflect the potential payments to our NEOs in connection with termination of their employment or a change in control of us as of December 29, 2017. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred as of December 29, 2017. Certain of our plans and agreements provide benefits upon the occurrence of a change in control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.

The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination or change in control, as the case may be, due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

•	Because our common shares did not begin trading until January 2, 2018, the amounts in the tables for unvested SARs that vest on an accelerated basis or continue to vest are based on the spread between the base price of the award and the applicable closing market price on January 2, 2018 of LILA and LILAK shares. In addition, restricted shares or RSUs and PSUs that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on January 2, 2018 of LILA or LILAK shares because our common shares did not begin trading until January 2, 2018. On January 2, 2018, the closing market price for LILA and LILAK shares was as follows:

•	LILA shares $21.58

•	LILAK shares $21.39

As of December 29, 2017, no awards were outstanding under our Employee Incentive Plan, but each of our NEOs had, under the Transition Plan, unvested SARs, unvested restricted shares or RSUs and/or PSU awards. The termination provisions of the Employment Agreement of Mr. Nair are described under “—Employment and Other Agreements above.” The Employee Incentive Plan and the Transition Plan are described under Incentive Plans below. In addition to such descriptions, additional information on the termination and/or change-in-control provisions of these plans and agreements is provided below.

Termination of Employment

The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.

Voluntary Termination

The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. There would be no other payments or benefits.

Retirement

No benefits are payable to any of our NEOs in the event of retirement; however, under the Employee Incentive Plan a person who retires with a combined age and years of service of 70 or greater will vest an additional year of unvested SARs and RSUs granted under this plan from the date of retirement. Mr. Fries meets this requirement. Such benefit is reflected in the “Retirement” column in the Termination of Employment Table below.

Termination for Cause

The executive would not receive any payment or benefit and typically would forfeit all unexercised equity awards, whether or not vested. The definition of “cause” varies among the plans and agreements, but generally includes (1) insubordination, dishonesty, incompetence or other misconduct, (2) failure to perform duties and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months following a change-in-control event, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.

Termination Without Cause

Mr. Nair’s Employment Agreement provides for benefits in the case of termination by our company without cause. See “Employment and Other Agreements” above. Under the SAR awards granted to our other executives on January 2, 2018, the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. For the benefits payable under the applicable employment agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table below. Except with respect to Mr. Nair, the PSUs provide that if termination of employment is without cause after June 30 of the first year of the performance period and prior to a change-in-control event, the compensation committee has the discretion to vest a portion of the earned PSUs determined similar to the provisions for disability as stated below. Because this is discretionary, no amount is reflected for that occurrence in the “By Company Without Cause” column in the Termination of Employment Table below for our NEOs other than Mr. Nair. The RSUs provide that if termination of employment is without cause and occurs more than 6 months after the grant date, then the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination.

Death

In the event of death, unless otherwise provided in another agreement, the Employee Incentive Plan provides for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. Under Mr. Nair’s Employment Agreement and the CEO SAR Award, death does not result in immediate vesting, but any unvested equity awards will continue to vest through the date that is 6 months after the date of termination of employment. Except with respect to Mr. Nair, the PSUs provide that, in the event of termination of employment due to death that occurs after June 30 of the first year of the performance period and prior to a change in control during the performance period, the prorated portion of the grantee’s target PSUs, based on the portion of the performance period completed prior to the date of death, will vest; provided, however, if the date of death occurs during the last year of the performance period, the compensation committee may award the greater of target or earned PSUs. The treatment of Mr. Nair’s PSUs are governed by his employment agreement, see “—Employment and Other Agreements” above. The underlying common shares will be issued no later than March 15 of the calendar year immediately following the date of death. The value of all these benefits is in the “Death” column in the Termination of Employment Table. For this purpose, the amounts set forth in the table below assume that 100% of the target PSUs would have been earned on a prorated basis as stated above. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.

Disability

In the event of termination of employment due to disability, unless otherwise provided in another agreement, the Employee Incentive Plan provides for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. Under Mr. Nair’s Employment Agreement and the CEO SAR Award, disability does not result in immediate vesting, but any unvested equity award will continue to vest through the date that is 6 months after the date of termination of employment. Except with respect to Mr. Nair under his employment agreement, the PSUs provide that, if termination of employment due to disability occurs after June 30 of the first year of the performance period and prior to a change-in-control event during the performance period, the prorated portion of the grantee’s PSUs that would have been earned if the performance period had ended on December 31 of the year in which the disability occurred, will vest and the underlying common shares will be issued no later than March 15 of the following year. The treatment of Mr. Nair’s PSUs are governed by his employment agreement, see “—Employment and Other Agreements” above. The value of all these benefits is in the “Disability” column in the Termination of Employment Table. For this purpose, the amounts set forth in the table below assume that 100% of the target PSUs would have been earned on a prorated basis as stated above. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. For purposes of the Employee Incentive Plan and the PSUs, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition that has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death. For purposes of Mr. Nair’s Employment Agreement, “disability” means his qualification for benefits under our long-term disability plan.

Resignation for Good Reason

Mr. Nair’s Employment Agreement provides for benefits in the case of resignation by Mr. Nair for good reason. See —Employment and Other Agreements above. Under the PSUs, the compensation committee has the discretion to vest a portion of the PSUs similar to the discretionary benefits payable upon termination by our company without cause. Under the RSUs, the compensation committee has the discretion to vest a portion of the RSUs upon a termination for good reason. Otherwise, no payment or benefit is required upon resignation by an executive for good reason absent a change in control. The benefits payable under Mr. Nair’s Employment Agreement for good reason are the same as the benefits payable upon a termination by our company without cause. Good reason under Mr. Nair’s Employment Agreement includes the assignment of duties materially inconsistent with his position, authority, duties or responsibilities or an action by us that results in a material diminution in his position, authority, duties or responsibilities, a material breach of the Employment Agreement by us, a reduction in his base salary or target annual bonus opportunity or relocation of his principal place of employment from the Denver area. See the “By Company Without Cause” column in the Termination of Employment Table below. Except with respect to Mr. Nair, no amount is reflected for the PSUs because any benefit for termination by grantee for good reason is discretionary.

Termination of Employment

Name	By Company Without Cause	Disability	Death	Retirement
Balan Nair
Severance Payment	$2,500,000	$2,500,000	$1,250,000	$—
Continued Vesting of Options/SARs	267	134	134	—
2016 PSUs	680,286	566,490	566,490	—
Benefits (1)	4,610	4,610	4,610	—

Total	$3,185,163	$3,071,234	$1,821,234	$—

Christopher Noyes
Options/SARs Accelerated	$41	$1,729	$1,729	$—
2016 PSUs	—	56,636	56,636	—
2017 PSUs	—	267,935	267,935	—
RSUs Accelerated	3,969	130,715	130,715	—

Total	$4,010	$457,015	$457,015	$—

Michael T. Fries
Options/SARs Accelerated	$89	$3,738	$3,738	$1,068
2016 PSUs	—	1,699,894	1,699,894	—

Total	$89	$1,703,632	$1,703,632	$1,068

Betzalel Kenigsztein
Options/SARs Accelerated	$49	$2,075	$2,075	$—
2016 PSUs	—	67,952	67,952	—
2017 PSUs	—	321,509	321,509	—
RSUs Accelerated	4,763	156,910	156,910	—

Total	$4,812	$548,445	$548,445	$—

John Winter
Options/SARs Accelerated	$3	$140	$140	$—
2016 PSUs	—	67,952	67,952	—

Total	$3	$68,092	$68,092	$—

(1)	For Mr. Nair, represents the estimated cost to maintain health benefits for him and/or his dependents during the 12-month period following his termination.

Change in Control

The Employee Incentive Plan, the PSUs and the CEO SAR Award each provide for various benefits either upon the occurrence of specified change-in-control events or upon termination of employment following a change-in-control event.

Change-in-Control Events

The change-in-control events vary under the relevant arrangements but generally fall into three categories:

1.	A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of our outstanding securities ordinarily having the right to vote in the election of directors in a transaction that has not been approved by our Board. We refer to this change-in-control event as an “Unapproved Control Purchase.”

2.	During any two-year period, persons comprising the Board at the beginning of the period cease to be a majority of the board, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change-in-control event as a “Board Change.”

3.	Our Board approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our common shares are converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change-in-control event as a “Reorganization.”

Under the Employee Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an Unapproved Control Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.

The PSUs provide that if any of these change-in-control events occurs during the performance period and the grant agreements are not continued on the same terms and conditions, in the case of a Board Change or Unapproved Control Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then each grantee will be deemed to have earned the greater of his or her target PSUs or earned PSUs, which will vest. The underlying common shares will be issued within 30 days of such change-in-control event. If the grant agreements for the PSUs are continued or assumed, then each grantee will be deemed to have earned the greater of his or her target PSUs or earned PSUs, which will be converted to time-vested RSUs subject to service and vesting requirements in accordance with the grant agreement. In determining the amount of the earned PSUs, the compensation committee may in its discretion use actual performance or projected performance. Because the value of the earned PSUs is not known, the benefit of the PSUs upon a change-in-control event is reflected in the Change in Control Table based on the target value of the PSUs. Under the PSUs, accelerated vesting would only be triggered on a subsequent termination of employment.

Termination After Change in Control

The PSUs provide that, if a change-in-control event occurs that does not result in accelerated vesting of such awards, a subsequent termination of employment will accelerate vesting of the earned PSUs if the termination is due to death or disability or is without cause or the participant resigns for good reason. The common shares underlying the vested PSUs will be issued no later than March 15 of the calendar year immediately following the calendar year in which the termination occurred. If the SAR awards, including the CEO SAR Award, are continued after a Reorganization, the awards provide for full vesting if the executive is terminated by us without cause or resigns with good reason within twelve months after the Reorganization. Because the CEO SAR Award has a grant price equal to the closing price on LILA and LILAK on January 2, 2018, no amount is reflected in the table for the CEO SAR Award.

For purposes of each of the PSUs and the SAR awards other than the CEO SAR Award, “good reason” for a participant to resign following a change-in-control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his official position or authority; or (3) a required relocation of his principal business office to a different country. For purposes of the CEO SAR Award, “good reason” has the meaning set forth in Mr. Nair’s Employment Agreement. Additional procedural requirements apply for a resignation to qualify as being for “good reason.”

The “Employment Terminated” columns assume that the executive’s employment is terminated as of December 31, 2017, without cause and include the incremental benefits that would result from such a termination under the employment agreements and equity incentive plans as described under “—Termination of Employment” above.

280G Tax Gross-Up. Under the grant agreements for the PSUs, when a benefit is triggered due to a change-in-control event that would be subject to an excise tax pursuant to Section 280G of the Code, we have agreed to make a payment to the plan participants, including our NEOs other than Mr. Nair, for all excise taxes incurred under Section 280G and related income and excise taxes that are payable by such participants as a result of any reimbursement for such Section 280G excise taxes. Notwithstanding the foregoing, in the case of the 2016 PSUs, if the excise tax can be avoided through a reduction in the amount of “parachute payments” (as defined in Section 280G) required to be provided to the grantee with respect to the PSUs, not to exceed 20% of such amount, then the amount of “parachute payments” shall automatically be reduced to the minimum extent necessary to avoid the excise tax.

For purposes of the change-in-control events in the table below, no one exceeded the threshold that would have entitled him to a 280G tax gross-up payment. In addition, Mr. Nair has agreed in his Employment Agreement to waive any rights he would have under any equity or other agreements to any 280G tax gross-up payment from us or Liberty LA.

Change In Control

	Unapproved Control Purchase /Board Change – Plan Benefits Continued			Reorganization–Plan Benefits Continued	Change in Control – Plan Benefits Not Continued
Name	Employment Terminated	Employment Continues		Employment Terminated	Employment Continues
Balan Nair
Options/SARs Accelerated	$935	$935		$935	$935
2016 PSUs	681,529	—	(1)	681,529	681,529
Severance Payment	2,500,000	—		2,500,000	—
Benefits (2)	4,610	—		4,610	—

Total	$3,187,074	$935		$3,187,074	$682,464

Christopher Noyes
Options/SARs Accelerated	$1,729	$1,729		$1,729	$1,729
2016 PSUs	85,148	—	(1)	85,148	85,148
2017 PSUs	538,822	—	(1)	538,822	538,822
RSUs Accelerated	130,715	130,715		130,715	130,715

Total	$756,414	$132,444		$756,414	$756,414

Michael T. Fries
Options/SARs Accelerated	$3,738	$3,738		$3,738	$3,738
2016 PSUs	2,555,671	—	(1)	2,555,671	2,555,671

Total	$2,559,409	$3,738		$2,559,409	$2,559,409

Betzalel Kenigsztein
Options/SARs Accelerated	$2,075	$2,075		$2,075	$2,075
2016 PSUs	102,161	—	(1)	102,161	102,161
2017 PSUs	646,560	—	(1)	646,560	646,560
RSUs Accelerated	156,910	156,910		156,910	156,910

Total	$907,706	$158,985		$907,706	$907,706

John Winter
Options/SARs Accelerated	$140	$140		$140	$140
2016 PSUs	102,161	—	(1)	102,161	102,161

Total	$102,301	$140		$102,301	$102,301

(1)	Although the earned PSUs are deemed to be vested, they are not payable until the vesting dates under the grant agreements.
(2)	For Mr. Nair, represents the estimated cost to maintain health benefits for him and/or his dependents during the 12-month period following his termination.

Director Compensation

Set forth below is a description of the compensation for our nonemployee directors. In connection with the Split-Off, the board adopted the following compensation effective January 8, 2018. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft set forth above under “—Aircraft Policy.”

Fees and Expenses

Each member of our board, who is not an employee of Liberty Global (other than Mr. Malone, our President and Chief Executive Officer Mr. Nair and our Executive Chairman Mr. Fries), receives an annual retainer of

$75,000. Each director who serves as the chair of the audit committee or the compensation committee receives a fee for such service of $20,000, and each other director who serves as a member of the audit committee or the compensation committee receives $10,000, in each case for each full year of service in such position. We do not pay any additional fees for service on our nominating and corporate governance committee. All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in common shares instead of in cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter and consist of a combination of LILA and LILAK shares. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Directors who are employees of Liberty Latin America, or its subsidiaries, do not receive any additional compensation for their service as directors. Currently, our President and Chief Executive Officer Mr. Nair and our Executive Chairman Mr. Fries are our only executive directors.

We do not pay any compensation to Mr. Malone, except that, prior to the Split-Off, our then board authorized the payment or reimbursement of personal expenses incurred by Mr. Malone of up to $500,000 per year related to his ownership of our shares. These expenses include professional fees and other expenses incurred by Mr. Malone for estate or tax planning, regulatory filings and other services.

Generally, we expect to reimburse our non-executive directors for travel, lodging and other reasonable expenses related to their service on our board and related committees. From time to time, we expect to provide our directors information on conferences and seminars that may be of interest to them as a director of Liberty Latin America. For directors who elect to attend these events, we expect to cover the costs as part of our policy to keep members of our board informed on issues that relate to their duties as a director. In addition, we make available to members of our Board, at their election, health insurance under our health insurance policies.

Equity Awards

Annually, each of our current non-executive directors receives an equity award under the Liberty Latin America Nonemployee Director Incentive Plan (the Nonemployee Director Incentive Plan) with a combined grant date fair value of $125,000 awarded in the form of a grant of LILA RSUs and a grant of LILAK RSUs in a one for two ratio. For 2018, the grant date fair value of this award will be increased by $42,000 to reflect service for the first four months of 2018. The director RSUs are made at the same time the annual SAR grants are made to our employees under the annual incentive plan. The awards of RSUs vest in full on the date of the first anniversary of the date of grant.

2017 Compensation of Directors

In connection with the Split-Off, we formed an advisory committee to provide our management team with advice on a wide variety of topics. The advisory committee, which is not a board or management committee, is comprised of members of management of Liberty Global, including Mr. Bracken, who is Liberty Global’s Chief Financial Officer. Our board of directors approved in late 2017 SAR awards to the members of this advisory committee, including Mr. Bracken, in connection with their service on such committee. These awards were granted on January 2, 2018. Because we did not pay any compensation to our other non-executive directors in 2017, the following table indicates only the SAR award that was approved in 2017 but granted on January 2, 2018.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option and/or SAR Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles H.R. Bracken	—			—		529,507
LILA	—	—	180,535
LILAK	—	—	348,972

(1)	Mr. Nair, our President and Chief Executive Officer, and Mr. Fries, our Executive Chairman, did not receive any additional compensation as a director because each is a named executive officer. For information on Messrs. Nair’s and Fries’ compensation, see “—Summary Compensation” above.
(2)	The dollar amounts in the table reflect the grant date fair value of the SAR awards related to LILA shares and LILAK shares approved in 2017 and granted on January 2, 2018 to Mr. Bracken determined in accordance with FASB ASC 718. The dollar amounts for the SAR awards exclude the impact of estimated forfeitures and assume a risk-free interest rate of 2.34%, a volatility rate ranging from 35.46% to 36.61% and an expected term of 4.9 years.
(3)	At December 31, 2017, our current directors had the following awards outstanding due to automatic cancellation of awards with respect to Class A or Class C LiLAC Shares and replacement on a one-for-one basis with LILA or LILAK shares:

Name	Class	Option and/or SAR Awards (#)	Performance Share Units (#)(a)
John C. Malone	LILA	18,653	—
	LILAK	38,645	—
Alfonso de Angoitia Noriega	LILA	—	—
	LILAK	—	—
Charles H.R. Bracken	LILA	84,086	10,589
	LILAK	228,838	21,179
Miranda Curtis	LILA	5,515	—
	LILAK	13,014	—
Paul A. Gould	LILA	7,091	—
	LILAK	17,723	—
Brendan Paddick	LILA	—	—
	LILAK	—	—
Eric L. Zinterhofer	LILA	—	—
	LILAK	—	—

(a)	Represents the target number of LILA and LILAK shares underlying 2016 PSUs that, if earned, will vest in two equal installments on April 1, 2019 and October 1, 2019, respectively.

EQUITY COMPENSATION PLAN INFORMATION TABLE

In connection with the Split-off and pursuant to the terms of the Transition Plan, a holder of an outstanding equity award with respect to LiLAC Shares received an equity award based on the corresponding class of Liberty Latin America common shares with the same terms, including base price and number of shares, as the original award. The following table sets forth information as of December 31, 2017 with respect to our common shares authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans not approved by security holders:
Liberty Latin America 2018 Incentive Plan(3)			25,000,000
LILA	—	N/A
LILAB	—	N/A
LILAK	—	N/A
Liberty Latin America 2018 Nonemployee Director Incentive Plan(3)			5,000,000
LILA	—	N/A
LILAB	—	N/A
LILAK	—	N/A
Liberty Latin America Transitional Share Conversion Plan(1)			—	(4)
LILA	3,082,626	$31.39
LILAB	N/A	N/A
LILAK	7,033,386	$31.40
Total
LILA	3,082,626	$31.39

LILAB	N/A	N/A

LILAK	7,033,386	$31.40

			30,000,000

(1)	Consists of SARs, stock options, PSUs and RSUs held by participants at our company and Liberty Global under the Transition Plan.
(2)	Each plan permits grants of, or with respect to, any class of our common shares, subject to a single aggregate limit.
(3)	These plans were approved by Liberty Global in its capacity as our sole shareholder prior to the Split-Off.
(4)	The Transition Plan governs the terms and conditions of awards with respect to our company’s common shares that were granted in connection with adjustments made to awards granted by Liberty Global with respect to the LiLAC Shares. As a result, no further grants are permitted under this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed “related party transaction” (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the chief executive officer and the chairperson of the audit committee to address such actual or potential conflicts. No “related party transaction” may be effected by our company without the approval of the audit committee or other independent committee of the Board designated to address such actual or potential conflicts.

Agreements Entered into in Connection with the Split-Off

In order to govern certain of the ongoing relationships between Liberty Global (or its subsidiaries) and Liberty Latin America after the Split-Off and to provide mechanisms for an orderly transition, Liberty Global (or its subsidiaries) and Liberty Latin America entered into certain agreements, the terms of which are summarized below. From time to time, Liberty Latin America may amend the below agreements or enter into additional agreements with Liberty Global (or its subsidiaries), and it is expected that any such amendments or additional agreements will be on an arm’s length basis.

Reorganization Agreement

On December 29, 2017, Liberty Latin America entered into a reorganization agreement with Liberty Global to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between Liberty Latin America and Liberty Global with respect to and resulting from the Split-Off. The reorganization agreement also provides for mutual indemnification obligations, which are designed to make our company financially responsible for substantially all of the liabilities that may exist relating to the businesses included in our company at the time of the Split-Off together with certain other specified liabilities, as well as for all liabilities incurred by our company after the Split-Off, and to make Liberty Global financially responsible for all potential liabilities of our company which are not related to our businesses, including, for example, any liabilities arising as a result of our company having been a subsidiary of Liberty Global, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, see “—Tax Sharing Agreement” below.

In addition, the reorganization agreement provides for each of Liberty Global and our company to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the Split-Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

This description is qualified in its entirety by reference to the full text of the reorganization agreement, which is filed as Exhibit 2.1 to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on December 29, 2017.

Tax Sharing Agreement

On December 29, 2017, Liberty Global and our company entered into a tax sharing agreement, under which tax liabilities and tax benefits relating to taxable periods before and after the Split-Off will be computed and apportioned between the parties, and responsibility for payment of those tax liabilities (including any taxes attributable to the Split-Off and related internal restructurings) and use of those tax benefits will be allocated between us and Liberty Global. Furthermore, the tax sharing agreement sets forth the rights of the parties in respect of the preparation and filing of tax returns, the handling of audits or other tax proceedings and assistance and cooperation and other matters, in each case, for taxable periods ending on or before or that otherwise include the date of the Split-Off.

Broadly, the tax sharing agreement provides, with certain exceptions, that we will generally assume liability for and indemnify Liberty Global against any taxes attributable to the income, assets and operations of the LiLAC Group allocable to any taxable period (or portion thereof) ending before the Split-Off, while Liberty Global will assume liability for and indemnify us against any taxes attributable to the income, assets and operations of Liberty Global’s former “Liberty Global Group,” which consisted of all of Liberty Global’s other businesses, assets and liabilities apart from Liberty Global’s “LiLAC Group” (the Liberty Global Group). The tax sharing agreement also provides that, subject to certain limited exceptions related to actions of Liberty Global, we will be allocated tax liabilities in the event that the Split-Off or various related internal restructuring transactions are not accorded the tax treatment expected by the parties. Pursuant to the tax sharing agreement, we will also be required to indemnify Liberty Global and its subsidiaries for taxes imposed by the U.S. or other jurisdictions resulting from (i) certain transactions that were undertaken to effect the separation of the LiLAC Group from the Liberty Global Group in connection with the Split-Off, including the internal restructuring and (ii) certain prior acquisitions, restructurings and other transactions that arise from tax audits or tax disputes and are attributable to or otherwise relate to the LiLAC Group. The ultimate tax determination for some of these transactions may be uncertain and the amount of any indemnification obligations to Liberty Global and its subsidiaries could be substantial. In the event that the Split-Off or the internal restructuring transactions related to our separation from Liberty Global were determined to be taxable (or that the tax payable on such an internal transaction was determined to be greater than anticipated) as a result of actions taken by Liberty Global, then Liberty Global would be responsible for all taxes imposed on us or Liberty Global as a result thereof.

The tax sharing agreement provides for certain covenants that may restrict our ability to pursue strategic or other transactions to the extent inconsistent with the tax opinions that Liberty Global received and the intended tax treatment of transactions, including specific prohibitions on taking certain actions that could disqualify the tax status of the Split-Off or certain internal restructuring transactions. Though valid as between the parties, the tax sharing agreement will not be binding on the IRS or other tax authorities.

This description is qualified in its entirety by reference to the full text of the tax sharing agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 5, 2018.

Services and Secondment Arrangements

On December 29, 2017, Liberty Latin America entered into a services agreement with Liberty Global B.V., an indirect wholly-owned subsidiary of Liberty Global, pursuant to which, for up to two years following the Split-Off, with the option to renew for a one-year period, Liberty Global will provide us with specified services, including:

•	access to Liberty Global’s procurement team and tools to leverage scale and take advantage of joint purchasing opportunities;

•	certain management services;

•	other services to support our legal, tax, accounting and finance departments; and

•	such other services as Liberty Global may obtain from its officers, employees and consultants in the management of its own operations that we may from time to time request or require.

In addition, Liberty Global will provide to us certain technical and information technology services, including software development services associated with the Horizon platform, management information systems, computer, data storage, and certain network and telecommunications services.

We will pay Liberty Global agreed-upon services fees under the services agreement. We will also reimburse Liberty Global for reasonable and documented out-of-pocket costs incurred by Liberty Global for third-party services provided to our company. Liberty Global and our company will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. The fees payable to

Liberty Global for the first year of the services agreement are not expected to exceed $4.5 million, which does not include costs and expenditures associated with payments between our operating subsidiaries and Liberty Global for, among other things, the technology services noted above, including the provision of next-generation Horizon set-top boxes.

This description is qualified in its entirety by reference to the full text of the services agreement, which is filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 5, 2018.

Also in connection with the Split-Off, Liberty Global seconded certain employees to our company to manage and operate our treasury operations and insurance and risk management function. The fees payable to Liberty Global for the first year of this arrangement are not expected to exceed $2.5 million.

Sublease and Facilities Sharing Agreement

On December 29, 2017, subsidiaries of Liberty Latin America and Liberty Global entered into a sublease pursuant to which, until May 31, 2031, our company will sublease from Liberty Global approximately 15,000 square feet of office space in Denver, Colorado, subject to customary termination and notice provisions. Subsidiaries of our company and Liberty Global also entered into a related facilities sharing agreement pursuant to which, for as long as the sublease noted above is in effect, our company will pay a fee for the usage of certain facilities at the office space in Denver, Colorado. We will pay Liberty Global agreed-upon fees under the sublease and facilities sharing agreement based on our allocable share of such costs. Fees may be adjusted semi-annually based on, among other factors, changes in market conditions and building occupancy costs. The fees payable to Liberty Global for the first year under these arrangements are not expected to exceed $2.5 million.

This description is qualified in its entirety by reference to the full texts of the sublease and the facilities sharing agreement, which are filed as Exhibits 10.3 and 10.4, respectively, to our Current Report on Form 8-K filed with the SEC on January 5, 2018.

SHAREHOLDER PROPOSALS

This proxy statement relates to our AGM which will take place on May 17, 2018. Based solely on the date of our AGM and the date of this proxy statement, (i) a shareholder proposal must be submitted in writing to our Secretary and received at our principal executive offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by the close of business on December 6, 2018 in order to be eligible for inclusion in our proxy materials for the 2019 Annual General Meeting of Shareholders (the 2019 annual meeting), and (ii) on the basis that we currently anticipate that the 2019 annual meeting will be held during the second quarter of 2019, if the 2019 annual meeting is called for date within 30 calendar days before or after May 17, 2019 (the anniversary of the AGM), a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, must be submitted in writing to our Secretary and received at our principal executive offices at the foregoing address not earlier than February 15, 2019 and not later than March 18, 2019 to be considered for presentation at the 2019 annual meeting. If the 2019 annual meeting is called for a date more than 30 calendar days before or 30 calendar days after May 17, 2019 (the anniversary of the AGM), a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, will instead be required to be received at our principal executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2019 annual meeting is communicated to shareholders or public disclosure of the date of the 2019 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2019 annual meeting.

All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our memorandum of association and bye-laws and applicable law.

ADDITIONAL INFORMATION

We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.lla.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement). If you would like to receive a copy of our 2017 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Latin America Ltd. 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, Tel. No. +1 (303) 925-6000, and we will provide you with the 2017 Form 10-K without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

ANNUAL GENERAL MEETING OF

LIBERTY LATIN AMERICA LTD.

Date:	May 17, 2018
Time:	8:00 a.m. Bermuda Time
Place:	Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda

Please make your marks like this:   ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3 and in favor of every 3 YEARS for Proposal 4.

1:	Election of Directors	For	Against	Abstain		Directors Recommend
	01 Charles H.R. Bracken	☐	☐	☐		For
	02 Balan Nair	☐	☐	☐		For
	03 Eric L. Zinterhofer	☐	☐	☐		For
		For	Against	Abstain
2:

A proposal to appoint KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018 and to authorize our board of directors, acting by the audit committee, to determine the independent auditors remuneration.

		☐	☐	☐		For
3:	A proposal to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officers and Directors Compensation.”	☐	☐	☐		For
		1 Year	2 Years	3 Years	Abstain	3 Years
4:	A proposal to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.	☐	☐	☐	☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual General Meeting of Liberty Latin America Ltd.

to be held on May 17, 2018

for Holders as of March 29, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE 866-362-5550

Go To
www.proxypush.com/LILA • Cast your vote online. • View meeting documents.	OR	• • •	Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints John M. Winter or Christopher Noyes, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them to vote all the Class A and/or Class B Common Shares of Liberty Latin America Ltd., a Bermuda exempted company, that the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND IN FAVOR OF EVERY “3 YEARS” FOR PROPOSAL 4.

All votes must be received by 5:00 P.M., Eastern Time, on May 16, 2018.

PROXY TABULATOR FOR LIBERTY LATIN AMERICA LTD. P.O. BOX 8016
CARY, NC 27512-9903

EVENT # CLIENT # OFFICE#

Proxy — Liberty Latin America Ltd.

Annual General Meeting of Stockholders

May 17, 2018, 8:00 a.m. (Bermuda Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints John M. Winter or Christopher Noyes and each or any of them (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution and revocation, and authorizes them to vote all the Class A and/or Class B Common Shares of Liberty Latin America Ltd, a Bermuda exempted company (“the Company”), that the undersigned is entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton’s Parish, HS 02 Bermuda and all postponements or adjournments thereof.

The purpose of the Annual General Meeting is to take action on the following:

1.  Election of Directors

01  Charles H.R. Bracken

02  Balan Nair

03  Eric L. Zinterhofer

2.  A proposal to appoint KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018 and to authorize our board of directors, acting by the audit committee, to determine the independent auditors remuneration.

3.  A proposal to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officers and Directors Compensation.”

4.  A proposal to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

The Board of Directors of the Company recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and in favor of every “3 Years” for Proposal 4.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and in favor of every “3 Years” for Proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual General Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐